UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant ☐
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☐    Preliminary Proxy Statement
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☑    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to (§) 240.14a-12

(Name of Registrant As Specified In Its Charter)
KORN/FERRY INTERNATIONAL

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Notes:

1900 Avenue of the Stars, Suite 2600
Los Angeles, California 90067

August 7, 2009

Dear Stockholders:

It is my pleasure to invite you to attend the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Korn/Ferry International. The Annual Meeting will be held on September 10, 2009 at 10:00 a.m. Pacific time at the Hyatt Regency Century Plaza Hotel in Century City located at 2025 Avenue of the Stars, Los Angeles, California 90067.

At the Annual Meeting we will vote on the items of business discussed in the attached notice and give a report on our business operations.

We are delighted that you have chosen to invest in Korn/Ferry International and hope that, whether or not you attend the Annual Meeting, you will vote your shares as soon as possible. You may submit a proxy by mail by completing, signing and dating the enclosed proxy card and returning it in the postage prepaid envelope provided. You may also submit a proxy by telephone or via the Internet by following the instructions attached to the proxy card. Your vote is very important, and voting by proxy will ensure your representation at the Annual Meeting. You may revoke your proxy in accordance with the procedures described in the Proxy Statement at any time prior to the time it is voted at the Annual Meeting. If you attend the Annual Meeting, you may vote in person even if you previously provided a proxy by mail, telephone or the Internet.

Sincerely,

Kenneth Whipple
Chair of the Board

1900 Avenue of the Stars, Suite 2600
Los Angeles, California 90067

NOTICE OF 2009 ANNUAL MEETING
To Be Held On September 10, 2009

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on September 10, 2009.
The Proxy Statement and accompanying Annual Report to Stockholders are available at http://ir.kornferry.com
To the Stockholders:

On September 10, 2009, Korn/Ferry International (the “Company”, “we”, “its” and “our”) will hold its 2009 Annual Meeting of Stockholders (the “Annual Meeting”) at the Hyatt Regency Century Plaza Hotel in Century City located at 2025 Avenue of the Stars, Los Angeles, California 90067. The Annual Meeting will begin at 10:00 a.m. Pacific time.

Only stockholders who owned our common stock as of the close of business on July 27, 2009 (the “Record Date”) can vote at the Annual Meeting or any adjournments or postponements thereof. The purposes of the Annual Meeting are to:

1. Elect three directors to serve on the Board of Directors (the “Board”) until the 2012 Annual Meeting of Stockholders;

2. Approve an amendment and restatement of our 2008 Stock Incentive Plan (the “2008 Plan”) to, among other things, increase the number of shares of common stock that may be delivered pursuant to awards granted under the 2008 Plan by 2,360,000 shares;

3. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2010 fiscal year; and

4. Transact any other business that may be properly presented at the Annual Meeting.

The Board of Directors unanimously recommends that you vote “FOR” the approval of each of the three proposals outlined in the Proxy Statement accompanying this notice.

A quorum comprised of the holders of a majority of the outstanding shares of our common stock on the Record Date must be present or represented by proxy for the transaction of business at the Annual Meeting. Accordingly, it is important that your shares be represented. Whether or not you plan to attend the Annual Meeting, please vote promptly by mail, telephone or Internet. You may revoke your proxy at any time before it is voted by (1) sending a written revocation to the Corporate Secretary, (2) submitting a later-dated proxy, or (3) attending the Annual Meeting and voting in person.

This Proxy Statement is first being mailed to our stockholders on or about August 7, 2009. Please read the proxy materials carefully. Your vote is important and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Peter L. Dunn
Corporate Secretary and
General Counsel
August 7, 2009
Los Angeles, California

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	Q:	Why am I receiving this Proxy Statement and the other enclosed materials?

	A:	The Board is providing these materials to you in connection with, and soliciting proxies for use at, the Annual Meeting, which will take place on September 10, 2009. As a stockholder on the Record Date, you are invited to attend the Annual Meeting and you are requested to vote on each of the proposals described in this Proxy Statement. You do not need to attend the Annual Meeting to vote your shares.

2.	Q:	What information is included in this Proxy Statement?

	A:	The information included in this Proxy Statement relates to, among other things, the proposals to be voted on at the Annual Meeting, the voting process and the compensation of the Company’s directors and executive officers.

3.	Q:	What proposals will be voted on at the Annual Meeting?

	A:	(1) The election of three directors to serve on the Board until the 2012 Annual Meeting of Stockholders;

(2)   The approval of an amendment and restatement of the 2008 Plan to, among other things, increase the number of shares of common stock that may be delivered pursuant to awards granted under the 2008 Plan by 2,360,000 shares; and

(3) The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2010 fiscal year.

4.	Q:	How does the Board recommend I vote on each of the proposals?

	A:	The Board recommends that you vote your shares “FOR” all of its nominees to the Board, “FOR” the approval of the amendment and restatement of the 2008 Plan and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2010 fiscal year.

5.	Q:	Who is entitled to vote at the Annual Meeting?

	A:	Holders of the Company’s common stock as of July 27, 2009 are entitled to vote at the Annual Meeting.

6.	Q:	How many votes is each share of common stock entitled to?

	A:	Each share of Company common stock outstanding as of the Record Date is entitled to one vote. As of the Record Date, there were 45,652,542 shares of Company common stock issued and outstanding.

7.	Q:	How do I vote?

	A:	You can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

(1) By Mail — you can vote by mail by completing, signing and dating each proxy card you received and returning it in the postage prepaid envelope provided;

(2) By Telephone — you can vote by telephone by calling (866) 540-5760 and following the instructions on the proxy card; or

(3) By Internet — you can vote over the Internet at www.proxyvoting.com/kfy by following the instructions on the proxy card.

Once you have submitted your proxy, you have the right to revoke your proxy at any time before it is voted by:

(1) sending a written revocation to the Corporate Secretary;

(2) submitting a later dated proxy; or

(3) attending the Annual Meeting and voting in person.

If your shares are held in the name of a broker, bank or other nominee, you will receive instructions from the holder of record on how to vote your shares. You must follow the instructions of the holder of record in order for your shares to be voted.

8.	Q:	Who will count the votes?

	A:	Representatives of Mellon Investor Services, the Company’s transfer agent, will count the votes and act as the inspector of election at the Annual Meeting.

9.	Q:	What does it mean if I receive more than one proxy card?

	A:	It means that your shares are registered differently and are in more than one account. Sign and return (or vote by telephone or over the Internet) all proxy cards to ensure that all your shares are voted.

10.	Q:	What shares are covered by the enclosed proxy card(s)?

	A:	The shares on the enclosed proxy card(s) represent all shares owned by you as of the Record Date. These shares include shares (1) held directly in your name as the “stockholder of record” and (2) held for you as the “beneficial owner” through a broker, bank or other nominee. If you do not return your proxy card(s) or vote by telephone or over the Internet, your shares may not be voted. If you own shares that are held in our 401 (k) plan, you will receive a proxy card for those shares also. While the trustees of the 401(k) plan will vote those shares, you are requested to return that proxy card to advise the trustees of your wishes with respect to the matters to be voted on.

11.	Q:	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

	A:	You are a “stockholder of record” if your shares are registered directly in your name with the Company’s transfer agent. Therefore, these proxy materials have been sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy to the Company or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

You are a “beneficial owner” if your shares are held in a brokerage account, including an Individual Retirement Account, by a bank or other nominee, including our 401(k) plan. If you are considered to be the beneficial owner of shares held in “street name”, these proxy materials are being forwarded to you by your broker, bank or other nominee, who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting. Your broker, bank or other nominee has enclosed a voting instruction card for you to use.

12.	Q:	What if a beneficial owner does not provide the stockholder of record with voting instructions for a particular proposal?

	A:	If you are a beneficial owner and you do not provide the stockholder of record with voting instructions for a particular proposal, your shares may constitute “broker non- votes” with respect to that proposal. “Broker non-votes” are shares held by a broker, bank or other nominee with respect to which the holder of record does not have discretionary power to vote on a particular proposal and with respect to which instructions were never received from the beneficial owner. Shares which constitute broker non-votes with respect to a particular proposal will not be considered present and entitled to vote on that proposal at the Annual Meeting even though the same shares will be considered present for purposes of establishing a quorum and may be entitled to vote on other proposals. However, in certain circumstances, such as the election of directors or the ratification of the appointment of the independent registered public accounting firm, the broker, bank or other nominee has discretionary authority and therefore is permitted to vote your shares even if the broker, bank or other nominee does not receive voting instructions from you.

13.	Q:	What is the requirement to conduct business at the Annual Meeting?

	A:	In order to conduct business at the Annual Meeting, a “quorum” must be established. A “quorum” is a majority in voting power of the outstanding shares of common stock. A quorum must be present in person or represented by proxy at the Annual Meeting for business to be conducted. As discussed below, abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum.

14.	Q:	How are votes counted?

	A:	Shares of common stock that reflect abstentions are treated as present and entitled to vote for the purposes of establishing a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. However, abstentions do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality. Shares of common stock that reflect broker non-votes are treated as present and entitled to vote for the purposes of establishing a quorum. However, for the purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter, even though those shares are considered present and entitled to vote for the purposes of establishing a quorum and may be entitled to vote on other matters.

15.	Q:	What is the voting requirement to approve each proposal?

	A:	Directors are elected by a plurality. Therefore, the three nominees who receive the most votes will be elected. Abstentions and broker non-votes will not affect the outcome of the election. In respect of Proposal Nos. 2 and 3, to be approved, each proposal must receive the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on the proposal. In determining the outcome of these proposals, abstentions have the effect of a negative vote, but broker non-votes will not affect the outcome.

16.	Q:	What happens if additional matters (other than the proposals described in this Proxy Statement) are presented at the Annual Meeting?

	A:	The Board is not aware of any additional matters to be presented for a vote at the Annual Meeting; however, if any additional matters are properly presented at the Annual Meeting, your proxy, whether submitted by mail, telephone or over the Internet, gives Gary D. Burnison and Michael A. DiGregorio authority to vote on those matters in their discretion.

17.	Q:	Who will bear the cost of the proxy solicitation?

	A:	The entire cost of the proxy solicitation will be borne by the Company. We hired D.F. King & Co., Inc. to assist in the distribution of proxy materials and solicitation of votes for approximately $20,000. The fees include out of pocket expenses. Upon request, we also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Board is divided into three classes, with one class elected at each annual meeting of stockholders. Directors of each class are elected to serve for three year terms. At the Annual Meeting, we will elect three directors and the Board for the coming year will be comprised of nine directors. The directors elected at the Annual Meeting will serve as Class 2012 Directors for a term of three years. The nominees for election at the Annual Meeting to serve as Class 2012 Directors are Messrs. Kenneth Whipple and George Shaheen and Baroness Denise Kingsmill. Detailed biographical information regarding each of these nominees, as well as the other members of the Board whose service will continue beyond the Annual Meeting, is provided under the heading “Board of Directors — Nominees for Class 2012 Directors.” We do not expect any of the nominees to become unavailable to stand for election, but should this happen the Board will designate a substitute for each unavailable nominee. Proxies voting for any unavailable nominee will be cast for that nominee’s substitute. Each of the nominees has consented to be named as a nominee in this Proxy Statement. The Company did not receive any stockholder nominations for director. Mr. Ihno Schneevoigt and Ms. Patti Hart, both current members of the Board, will not be standing for re-election at the Annual Meeting. The Company is most grateful for Mr. Schneevoigt’s and Ms. Hart’s valuable service to the Company.

Required Vote

Directors are elected by a plurality. Therefore, the three nominees who receive the highest number of votes will be elected as directors.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” each of the nominees named above for election as a director.

PROPOSAL NO. 2 — APPROVAL OF AMENDMENT AND RESTATEMENT OF THE 2008 STOCK
INCENTIVE PLAN

On August 22, 2008, the Board adopted the 2008 Plan, which was subsequently approved by the Company’s stockholders on September 23, 2008. In order to continue to provide qualified employees, officers, non-employee directors and other service providers with stock-based incentives, on July 16, 2009, the Board approved, subject to stockholder approval, the Amended and Restated Korn/Ferry International 2008 Stock Incentive Plan (the “A&R 2008 Plan”) to make available 2,360,000 additional shares of the Company’s common stock for stock-based awards (provided that the issuance of full value awards from and after the date of approval of the A&R 2008 Plan (awards other than options and stock appreciation rights) count approximately 1.5 times as much as options and stock appreciation rights against the authorized number of shares issuable under the A&R 2008 Plan). Other than the increase in the number of shares authorized for issuance, and certain administrative changes, the 2008 Plan and the A&R 2008 Plan are identical. The Board is submitting the A&R 2008 Plan to the stockholders for their approval at the Annual Meeting.

As of July 27, 2009, an aggregate of 18,844 shares of common stock remained available under the 2008 Plan for the grant of stock-based incentives. The Company believes a compensation policy that includes a balanced mix of cash and equity is the most effective way to attract and retain talented employees whose interests are aligned with stockholders. Without approval of the A&R 2008 Plan, the Company will be constrained in its ability to use equity as a component of its compensation philosophy, a result that would put the Company at a considerable competitive disadvantage to its direct and indirect competitors for high level professional employees who make up the bulk of the Company’s current and prospective employee base.

Why You Should Vote For the A&R 2008 Plan

The Board unanimously recommends that the Company’s stockholders approve the A&R 2008 Plan. The Company’s ability to grant an appropriate number of equity-based awards continues to be crucial in allowing the Company to effectively compete for key employee talent against other executive search, leadership and consulting firms. It is in the long-term interest of the Company and its stockholders to strengthen the ability to attract, motivate and retain employees, officers, directors, consultants, agents, advisors and independent contractors, and to provide additional incentive for those persons through stock ownership and other incentives to improve operations, increase profits and strengthen the mutuality of interest between those persons and the Company’s stockholders.

Equity awards are granted to a significant number of the Company’s current and prospective employees. These long term incentives are aimed at aligning employees’ interests with stockholders and to aid in retention, since long term awards generally vest over a four year period.

The Company’s restricted shares and stock options outstanding as of July 27, 2009 represent approximately 8% of the Company’s market capitalization. If the A&R 2008 Plan is approved, the aggregate number of shares underlying outstanding awards under the Company’s existing plans plus the number of shares available for issuance in connection with the grant of awards under the A&R 2008 Plan would increase to approximately 12% of the number of shares of Company common stock outstanding on a fully diluted basis.

In order to address potential stockholder concerns regarding the number of options, stock appreciation rights or other awards that the Company intends to grant in a given year, the Board previously committed to the Company’s stockholders, as described in the Company’s Proxy Statement for the 2008 Annual Meeting of Stockholders, that for fiscal years 2009, 2010 and 2011, the Company’s average annual burn rate would not exceed 4.0%. To address similar concerns, if this proposal is approved, the Board will extend this commitment to include fiscal year 2012 as well. For this purpose, the “burn rate” for any fiscal year means the total number of shares of Company common stock issuable upon exercise or payment, as the case may be, of the equity-based awards granted by the Company in that year, divided by the Company’s total number of shares of common stock issued and outstanding as of the end of that particular fiscal year. For purposes of calculating the number of shares granted in a fiscal year, stock awards will count as equivalent to 1.5 option shares.

Promotion of Good Corporate Governance Practices

The Board believes the use of equity incentive awards promotes best practices in corporate governance by maximizing stockholder value. By providing participants in the A&R 2008 Plan with a stake in the Company’s success, the interests of the participants are aligned with those of the Company’s stockholders. The A&R 2008 Plan will provide incentives to plan participants to operate the Company in the most efficient way possible.

Specific features of the A&R 2008 Plan that are consistent with good corporate governance practices include, but are not limited to:

•	options may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date;

•	there can be no repricing of options or stock appreciation rights without stockholder approval, either by canceling the award in exchange for another award, option or stock appreciation right with an exercise price that is less than the exercise price of the original award, or by reducing the exercise price of the option or stock appreciation right, other than in connection with a change in the Company’s capitalization;

•	the ability to issue full-value awards (awards other than options and stock appreciation rights) is limited by requiring that these awards count approximately 1.5 times as much as options and stock appreciation rights against the authorized number of shares issuable under the A&R 2008 Plan;

•	the administrator of the A&R 2008 Plan has discretion to pay to holders of restricted stock and restricted stock units their awards in cash or shares of common stock, according to the current cash or capitalization needs of the Company; and

•	there can be no recycling of shares from exercised awards, meaning shares of common stock subject to an award cannot be made available for issuance if the shares were subject to a stock-settled stock appreciation right and were not issued in the net settlement, were used to pay the exercise price of an option, were delivered or withheld to pay the withholding taxes related to an award, or were repurchased on the open market with the proceeds of an option award.

Need to Remain Competitive

The Board believes the use of incentive equity awards is an integral component of compensation for the Company’s employees. Employees consider equity awards an important part of their total compensation, and they expect these awards when they join the Company. Consequently, the Board believes the Company must continue to award its employees with equity awards to maintain its competitive position.

Section 162(m) of the Code

The Board continues to believe that it is in the best interests of the Company and its stockholders to provide for an incentive plan under which stock-based and qualifying cash compensation awards made to the Company’s executive officers can qualify for deductibility by the Company for federal income tax purposes. Accordingly, the A&R 2008 Plan has been structured in a manner such that awards under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”). In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1 million paid in any one year to the Company’s Chief Executive Officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s Chief Financial Officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders. For purposes of Section 162(m), the material terms include (1) the employees eligible to receive compensation, (2) a description of the business criteria on which the performance goal is based and (3) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the A&R 2008 Plan, each of these aspects is discussed below, and stockholder approval of the A&R 2008 Plan will be deemed to constitute approval of each of these aspects of the A&R 2008 Plan for purposes of the approval requirements of Section 162(m).

Summary of the Plan

The following is a description of the material features of the A&R 2008 Plan. The description does not purport to be complete and is qualified in its entirety by reference to the full text of the A&R 2008 Plan which is attached to this Proxy Statement as Appendix A and incorporated herein by reference. Stockholders are encouraged to read the text of the A&R 2008 Plan in its entirety.

Purpose

The purpose of the A&R 2008 Plan is to stimulate the efforts of employees, officers, non-employee directors and other service providers, in each case who are selected to be participants, by heightening the desire of such persons to continue working toward and contributing to the success and progress of the Company.

Eligible Participants

Any person who is a current or prospective officer or employee of the Company or its subsidiaries, and any non-employee director of the Company or other service provider retained to provide consulting, advisory or other services to the Company or its subsidiaries, is eligible to be considered for the grant of awards under the A&R 2008 Plan. As of July 27, 2009, approximately 700 employees and 8 non-employee directors were eligible to participate in the A&R 2008 Plan.

Available Shares

Subject to stockholder approval of the A&R 2008 Plan, the maximum number of shares of common stock of the Company that may be issued pursuant to awards granted under the A&R 2008 Plan will be 3,980,000 (which is equal to the 2,360,000 new shares being proposed plus the 1,620,000 shares originally authorized under the 2008 Plan) subject to adjustments to prevent dilution, plus any shares subject to outstanding awards under the Company’s Performance Award Plan as of August 8, 2008 that cease for any reason to be subject to such awards other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares; provided that (1) any shares granted under options or stock appreciation rights shall be counted against this limit on a one-for-one basis; (2) any shares granted as awards other than options or stock appreciation rights prior to the effective date of the A&R 2008 Plan will be counted against this limit as 1.8 shares for every one share subject to such award; and (3) any shares granted as awards other than options or stock appreciation rights on or after the effective date of the A&R 2008 Plan will be counted against this limit as 1.5 shares for every one share subject to such award. The shares issued pursuant to awards granted under the A&R 2008 Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market so long as they were not repurchased with the proceeds from the exercise of an option award.

For purposes of the foregoing share limit, the aggregate number of shares issued under the A&R 2008 Plan at any time will equal only the number of shares actually issued upon exercise or settlement of an award. Notwithstanding the foregoing, shares subject to an award under the A&R 2008 Plan may not again be made available for issuance under the A&R 2008 Plan if such shares are: (1) shares that were subject to a stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right, (2) shares used to pay the exercise price of an option, (3) shares delivered to or withheld by the Company to pay the withholding taxes related an to award, or (4) shares repurchased on the open market with the proceeds of an option exercise. Shares subject to awards that have been canceled, expired, forfeited or otherwise not issued under an award and shares subject to awards settled in cash will not count as shares issued under the A&R 2008 Plan.

Tax Code Limitations

Subject to changes in the Company’s capitalization, the aggregate number of shares subject to awards granted under the A&R 2008 Plan during any calendar year to any one participant will not exceed 500,000. The aggregate number of shares that may be issued pursuant to the exercise of incentive stock options granted under the A&R 2008

Plan shall not exceed 3,980,000 (which is equal to the 3,980,000 shares being authorized, which number is subject to antidilution adjustment to the extent that such adjustment will not affect the status of any option intended to qualify as an incentive stock option under Section 422 of the Code (“Incentive Stock Options”). The maximum cash amount payable pursuant to that portion of an incentive bonus granted in any calendar year to any participant under the A&R 2008 Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) will not exceed $5,000,000.

Non-Employee Director Awards

Subject to certain exceptions, the aggregate number of shares subject to options and stock appreciation rights granted under the A&R 2008 Plan during any calendar year to any one non-employee director will not exceed 50,000, and the aggregate number of shares issued or issuable under all awards granted under the A&R 2008 Plan other than options or stock appreciation rights during any calendar year to any one non-employee director will not exceed 25,000.

Awards of Acquired Corporations

In the event that the Company acquires another corporation and assumes outstanding equity awards of such acquired corporation, the number of shares authorized for issuance under the A&R 2008 Plan will be increased to the extent necessary to satisfy such assumed equity awards and such shares will not reduce the shares otherwise authorized for issuance under the A&R 2008 Plan. In the event that a corporation acquired by the Company, or with which the Company combines, has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan may be used for awards under the A&R 2008 Plan and will not reduce the shares authorized for issuance under the A&R 2008 Plan; provided that awards using such available shares will not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination and will only be made to individuals who were not employees, directors or consultants of the Company immediately before such acquisition or combination.

Administration

The A&R 2008 Plan is administered by the Compensation and Personnel Committee of the Board, provided, however, that, subject to certain exceptions, the Board may exercise any power of the Compensation and Personnel Committee. The Compensation and Personnel Committee may authorize one or more officers of the Company to perform any or all things that the administrator is authorized and empowered to do or perform under the A&R 2008 Plan. The Compensation and Personnel Committee may delegate any or all aspects of day-to-day administration of the A&R 2008 Plan to one or more officers or employees of the Company or any subsidiary, and/or to one or more agents.

Amendments

The Board may amend, alter or discontinue the A&R 2008 Plan or any agreement or other document evidencing an award made under the A&R 2008 Plan, but, except as provided pursuant to the anti-dilution adjustment provisions of the A&R 2008 Plan, no such amendment may be made without the approval of the stockholders of the Company if it would:

•	increase the maximum number of shares of common stock for which awards may be granted under the A&R 2008 Plan;

•	reduce the price at which options or stock appreciation rights may be granted below the price provided for in the A&R 2008 Plan;

•	reduce the exercise price of outstanding options;

•	extend the term of the A&R 2008 Plan;

•	change the class of persons eligible to participate in the A&R 2008 Plan;

•	increase the maximum awards that may be granted during any calendar year to any one eligible person; or

•	otherwise amend the A&R 2008 Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange (“NYSE”) listing requirements.

No amendment may impair the rights of any holder of an award without their consent, provided that no consent is required if the administrator determines in its sole discretion and prior to any change of control of the Company if the amendment is advisable in order for the Company, plan or award to satisfy any law or regulation, or meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

Awards

The A&R 2008 Plan authorizes the administrator to grant awards to eligible participants in the form of incentive and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, any of which may be performance-based, and for incentive bonuses, which may be paid in cash or stock or a combination thereof.

Stock Options

The administrator of the A&R 2008 Plan may grant an option to purchase common stock of the Company, from time to time in the discretion of the administrator. Options may be Incentive Stock Options or nonstatutory stock options (“Nonqualified Stock Options”).

The exercise price per share of common stock subject to an option granted under the A&R 2008 Plan must equal or exceed 100% of the fair market value of such common stock on the date the option is granted, except that:

•	the exercise price of an option may be higher or lower in the case of options granted to an employee of a company acquired by the Company in assumption and substitution of options held by such employee at the time such company is acquired; and

•	the exercise price of an Incentive Stock Option granted to an individual owning more than 10% of the combined voting power of all classes of Company stock must equal or exceed 110% of the fair market value of such common stock on the date of grant.

Other than in connection with a change in the Company’s capitalization, the exercise price of an option may not be reduced without stockholder approval (including canceling previously awarded options in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original award).

Unless the administrator provides for a shorter period, the maximum term of an option granted under the A&R 2008 Plan, including any Incentive Stock Options, will be 7 years from the date of grant, except that Incentive Stock Options granted to an individual who, at the time the option is granted to such individual, owns more than 10% of the combined voting power of all classes of stock of the Company will have a term no greater than 5 years from the date of grant. Options granted under the A&R 2008 Plan will vest according to a schedule determined by the administrator.

The administrator will determine the acceptable forms of payment of the exercise price of an option, which may include: cash, shares of Company common stock, irrevocable commitment by a broker to pay over the amount from a sale of shares of Company common stock issuable under an option, delivery of previously owned shares of Company common stock, withholding of shares of Company common stock or any combination of the foregoing.

Incentive Bonus

An incentive bonus award is an award which confers upon the participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a specified performance period of not less than one year.

Restricted Stock and Restricted Stock Units

Restricted stock is an award or issuance of shares of common stock of the Company under which the grant, issuance, retention, vesting and/or transferability is subject for a specified period of time to such conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Restricted stock units are awards denominated in units of shares of common stock of the Company under which the issuance of shares is subject to such conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Up to 199,000 shares will be available for issuance to employee participants as awards of restricted stock or restricted stock units having no minimum vesting period. An award of restricted stock or restricted stock units with a vesting schedule that is not at least partially based on performance criteria cannot vest in less than thirty-six months, and an award of restricted stock or restricted stock units with a vesting schedule that is at least partially performance-based cannot vest in less than twelve months from the date of grant, except for awards of restricted stock or restricted stock units to non-employee directors and in the case of the death or disability of a participant or a change of control of the Company. The administrator will determine the extent to which awards of restricted stock and restricted stock units may be settled in cash, shares of common stock of the Company, or a combination of the foregoing. Unless determined otherwise by the administrator, participants receiving restricted stock awards are entitled to the voting and dividend rights of the shares of common stock underlying the awards. Participants receiving restricted stock unit awards are not entitled to the voting rights of the underlying shares of common stock, and are entitled to the dividend rights only to the extent determined by the administrator.

Stock Appreciation Rights

A stock appreciation right provides the right to the monetary equivalent of the increase in value of a specified number of the shares over a specified period of time after the right is granted. Stock appreciation rights may be granted to participants either in tandem with or as a component of other awards granted under the A&R 2008 Plan (“tandem SARs”) or not in conjunction with other awards (“freestanding SARs”). All freestanding SARs will be granted subject to the same terms and conditions applicable to options as set forth above and in the A&R 2008 Plan and all tandem SARs will have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the award to which they relate. Other than in connection with a change in the Company’s capitalization, the exercise price of a stock appreciation right may not be reduced without stockholder approval (including canceling previously awarded stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original award).

Performance Criteria

For purposes of the A&R 2008 Plan, qualifying performance criteria means the following criteria, individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, subsidiary or one or more joint ventures, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the administrator in the award:

•	cash flow (before or after dividends);

•	earnings per share (including earnings before interest, taxes, depreciation and amortization);

•	stock price;

•	return on equity;

•	total stockholder return;

•	return on capital (including return on total capital or return on invested capital);

•	return on assets or net assets;

•	market capitalization;

•	economic value added;

•	debt leverage (debt to capital);

•	revenue;

•	income or net income;

•	operating income;

•	operating profit or net operating profit;

•	operating margin or profit margin;

•	return on operating revenue;

•	cash from operations;

•	operating ratio;

•	operating revenue;

•	market share;

•	product development or release schedules;

•	new product innovation;

•	product cost reduction through advanced technology;

•	brand recognition/acceptance;

•	product ship targets;

•	cost reductions;

•	customer service;

•	customer satisfaction; and

•	the sales of assets or subsidiaries.

Prior to the grant of an award, the administrator will determine whether or not it will appropriately adjust any evaluation of performance under the applicable performance criteria with respect to an award to exclude any of the following events that occur during a performance period:

•	asset write-downs;

•	litigation, claims, judgments or settlements;

•	the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

•	accruals for reorganization and restructuring programs;

•	accruals of any amounts for payment under the A&R 2008 Plan or any other compensation arrangement maintained by the Company; and

•	any extraordinary non-recurring items as described in the applicable accounting literature and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.

Change of Control of the Company

The administrator has the discretion to provide, either at the time an award is granted or thereafter, that a change of control of the Company will have such effect as specified by the administrator, or no effect.

Deferral

The administrator has the discretion to provide that payment of awards granted under the A&R 2008 Plan may be deferred by the recipient to the extent permitted under Section 409A(a)(1)(B) of the Code.

Termination

The A&R 2008 Plan will terminate on the tenth anniversary of its approval by the Company’s stockholders, unless the Board terminates it sooner.

Federal Income Tax Treatment

The following is a brief description of the federal income tax treatment that will generally apply to awards made under the A&R 2008 Plan, based on federal income tax laws currently in effect. The exact federal income tax treatment of awards will depend on the specific nature of any such award and the individual tax attributes of the award recipient. This summary is not intended to be a complete analysis and discussion of the federal income tax treatment of the A&R 2008 Plan, and does not discuss gift or estate taxes or the income tax laws of any municipality, state or foreign country.

Incentive Stock Options

Options granted under the A&R 2008 Plan may qualify as Incentive Stock Options within the meaning of Section 422 of the Code. If an optionee exercises an Incentive Stock Option in accordance with its terms and does not dispose of the shares acquired within two years from the date of the grant of the Incentive Stock Option or within one year from the date of exercise (the “Required Holding Periods”), an optionee generally will not recognize ordinary income and the Company will not be entitled to any deduction, on either the grant or the exercise of the Incentive Stock Option. An optionee’s basis in the shares acquired upon exercise will be the amount paid upon exercise. Provided an optionee holds the shares as a capital asset at the time of sale or other disposition of the shares, an optionee’s gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of an optionee’s gain or loss will be the difference between the amount realized on the disposition of the shares and the optionee’s basis in the shares. The gain or loss will be long-term capital gain or loss if the shares are held for at least one year after exercise of the option; otherwise, it will be short-term.

If, however, an optionee disposes of the acquired shares at any time prior to the expiration of the Required Holding Periods, then, subject to certain exceptions, the optionee will recognize ordinary income at the time of such disposition which will equal the excess, if any, of the lesser of (1) the amount realized on such disposition or (2) the fair market value of the shares on the date of exercise, over the optionee’s basis in the shares. The Company generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by an optionee. Any gain in excess of such ordinary income amount will be a short-term or long-term capital gain, depending on the optionee’s holding period. If an optionee disposes of such shares for less than the optionee’s basis in the shares, the difference between the amount realized and the optionee’s basis will be short-term or long-term capital loss, depending upon the holding period of the shares.

Nonqualified Stock Options

In general, there are no tax consequences to the optionee or to the Company on the grant of a Nonqualified Stock Option. On exercise, however, the optionee generally will recognize ordinary income equal to the excess of the fair market value of the shares as of the exercise date over the purchase price paid for such shares, and the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee. Provided the shares received under a Nonqualified Stock Option are held as a capital asset, upon the subsequent disposition of the shares the optionee will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon disposition and his or her basis for the shares. The basis will be equal to the sum of the price paid for the shares and the amount of income realized upon exercise of the option. Any capital gain or loss to the optionee will be characterized as long-term or short-term, depending upon the holding period of the shares.

Stock Appreciation Rights

Generally, the recipient of a freestanding SAR will not recognize any taxable income at the time the freestanding SAR is granted. If the employee receives the appreciation inherent in the freestanding SARs in cash, the cash will be taxable as ordinary compensation income to the employee at the time that it is received. If the employee receives the appreciation inherent in the freestanding SARs in stock, the employee will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the employee for the stock.

With respect to tandem SARs, if a holder elects to surrender the underlying option in exchange for cash or stock equal to the appreciation inherent in the underlying option, the tax consequences to the employee will be the same as discussed above relating to freestanding SARs. If the employee elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a Nonqualified Stock Option (discussed above), i.e., the employee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of freestanding SARs or tandem SARs. However, upon the exercise of either a freestanding SAR or a tandem SAR, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Restricted Stock and Restricted Stock Units

Upon grant of restricted stock or restricted stock units, a participant generally will not have taxable income. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either freely transferable or no longer subject to substantial risk of forfeiture (e.g., vested). However, a holder of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award less any amount paid for the shares on the date the award is granted. The Company generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income.

Incentive Bonus

Receipt of a cash incentive bonus will cause the participant to recognize ordinary income with respect to such award at the earliest time at which the participant has an unrestricted right to receive the amount of the cash payment, and the Company will be entitled to a corresponding deduction.

Golden Parachute Provisions

The terms of awards granted under the A&R 2008 Plan may provide for accelerated vesting or payment of an award in connection with a change of control of the Company. In that event and depending upon the individual circumstances of the recipient, certain amounts with respect to such awards may constitute “excess parachute payments” under the “golden parachute” provisions of the Code. Pursuant to these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payments” and the Company will be denied any deduction with respect to such payment.

Section 162(m)

Section 162(m) imposes a $1 million limit on the amount of compensation that may be deducted by the Company in any tax year with respect to the Company’s named executive officers, other than the Company’s Chief Financial Officer, including any compensation relating to an award granted under the A&R 2008 Plan.

Compensation that is considered to be performance-based will not have to be taken into account for purposes of the $1 million limitation, and accordingly, should be deductible by the Company without limitation under Section 162(m). Options and other awards granted under the A&R 2008 Plan may, at the administrator’s discretion, be intended to be performance-based compensation that qualifies for the exception from the $1 million limit.

Withholding Taxes

The Company will generally be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with awards made under the A&R 2008 Plan. Whether or not such withholding is required, the Company will make such information reports to the Internal Revenue Service as may be required with respect to any income (whether or not that of an employee) attributable to transactions involving awards.

Other Information

As of July 27, 2009, (1) 3,315,366 shares were covered by stock options granted under the Company’s existing stock incentive plans, at exercise prices ranging from $6.26 to $36.19 per share; (2) 2,632,305 shares were subject to unvested awards of restricted stock granted under the Company’s existing stock incentive plans; and (3) 18,844 shares remained available to support additional awards under the 2008 Plan. In addition, as of July 27, 2009, the Company’s outstanding stock options and SARs had a weighted-average exercise price of $14.69 and a weighted-average contractual life of 3.90 years.

Information about stock option and performance share awards granted in fiscal 2009 to the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers can be found in the table under the heading “Compensation of Directors and Executive Officers — Fiscal Year 2009 Grants of Plan-Based Awards.”

Participation in the A&R 2008 Plan is in the discretion of the administrator. Accordingly, future participation by executive officers, other employees and directors under the A&R 2008 Plan is not determinable. In addition, the benefits under the A&R 2008 Plan that would have been received by or allocated to such persons for the last completed fiscal year had it been in effect cannot be determined.

The A&R 2008 Plan is not exclusive and does not limit the authority of the Board or the administrator to adopt such other incentive arrangements as they may deem desirable.

Required Vote

Approval of the A&R 2008 Plan requires the affirmative vote of a majority of those shares present, either in person or by proxy, and entitled to vote.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the approval of the Company’s A&R 2008 Plan.

PROPOSAL NO. 3 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since March 2002. Ernst & Young LLP has unrestricted access to the Audit Committee to discuss audit findings and other financial matters. Neither the Company’s certificate of incorporation nor its bylaws requires that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may, nonetheless, retain such independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in their discretion may change the appointment at any time if they determine that such change would be in the best interests of the Company and its stockholders. Representatives of Ernst & Young LLP will attend the Annual Meeting to answer appropriate questions and may also make a statement if they so desire.

Required Vote

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of those shares present, either in person or by proxy, and entitled to vote.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010.

THE BOARD OF DIRECTORS

The Board is divided into three classes: (1) Class 2010 Directors, who will serve until the 2010 Annual Meeting of Stockholders; (2) Class 2011 Directors, who will serve until the 2011 Annual Meeting of Stockholders; and (3) Class 2012 Directors, who will serve until the 2012 Annual Meeting of Stockholders. Following the Annual Meeting there will be three Class 2010 Directors, three Class 2011 Directors and three Class 2012 Directors.

Nominees for Class 2012 Directors

The following table sets forth certain information regarding the nominees for Class 2012 Directors.

			Director
Name	Age	Business Experience	Since

Kenneth Whipple	74	Mr. Whipple is currently non-executive Chair of the Board of the Company. He is also currently the Chairman of and was the Chief Executive Officer from May 2002 through September 2004 of CMS Energy Corporation, who through its subsidiaries operates an energy company in Michigan. He has been a director at CMS Energy Corporation since 1993. Mr. Whipple served as Executive Vice President of Ford Motor Company from 1988 to 1999. He served as Chairman and Chief Executive Officer of Ford Motor Credit Company from 1997 to 1999. He previously served as Chairman and Chief Executive Officer of Ford of Europe, Inc. from 1986 to 1988. He is a member of the Advisory Board of Miller Buckfire & Co., LLC.	2004

Baroness Denise Kingsmill (C.B.E.)	62	Baroness Denise Kingsmill was appointed to Great Britain’s House of Lords in 2006. She was invested as Commander, Order of the British Empire (C.B.E) in 2000. From 1997 to 2003, Baroness Kingsmill was Deputy Chairman of the Competition Commission and also chaired the United Kingdom’s Department of Trade and Industry’s accounting for people task force. She is a senior advisor to the Royal Bank of Scotland, member of the Microsoft European Policy Board and an independent non-executive director of British Airways PLC since November 2004. She also served as a senior advisor and member of the Board of Trustees for Cambridge University Business School.	—

			Director
Name	Age	Business Experience	Since

George Shaheen	64	Mr. Shaheen has served as Chairman and CEO of Entity Labs, a provider of a technology solution that enables end users to create and share sophisticated computer applications, since June 2004. He was Chief Executive Officer of Siebel Systems, Inc., a CRM software company, which was purchased by Oracle in January 2006, from April 2005 to January 2006. He was Chief Executive Officer and Global Managing Partner of Andersen Consulting, which later became Accenture, from 1989 to 1999. He then became CEO and Chairman of the Board of Webvan Group, Inc. from 1999 to 2001. Mr. Shaheen serves on the boards of NetApp, PRA International, 24/7 Customer, Voxify, newScale and Univita Health. He is a member of the Advisory Board of the Marcus & Millichap Company, and he is an advisor to the Boston Consulting Group. He has served as IT Governor of the World Economic Forum, and he is a member of the Board of Advisors for the Northwestern University Kellogg Graduate School of Management. He has also served on the Board of Trustees of Bradley University. Mr. Shaheen received a BS degree and an MBA from Bradley University.	—

Class 2010 Directors

The following table sets forth certain information regarding the Class 2010 Directors.

			Director
Name	Age	Business Experience	Since

James E. Barlett	65	Mr. Barlett has served as Vice Chairman of TeleTech Holdings, Inc., a global business process outsourcing company, since October 2001. He served as Chairman, President and Chief Executive Officer of Galileo International until October 2001. From 1994 to 1997, Mr. Barlett was President and Chief Executive Officer of Galileo International. Mr. Barlett is also a director of Celanese Corporation.	1999

Gary D. Burnison	48	Mr. Burnison has served as Chief Executive Officer of the Company since July 2007. He was the Executive Vice President and Chief Financial Officer of the Company from March 2002 until June 30, 2007. He also served as Chief Operating Officer of the Company from November 2003 until June 30, 2007. From 1999 to 2001, Mr. Burnison was Principal and CFO of Guidance Solutions and from 1995 to 1999 he served as an executive officer and member of the board of directors of Jefferies and Company, an investment bank and brokerage firm. Prior to that, Mr. Burnison was a partner at KPMG Peat Marwick.	2007

Edward D. Miller	68	Mr. Miller was the President and Chief Executive Officer of AXA Financial, Inc. from August 1997 through May 2001. During that time, he also served as Chairman and Chief Executive Officer of AXA Financial, Inc.’s principal subsidiary, AXA Client Solutions, and as a director of AXA Financial, Equitable Life, Alliance Capital and Donaldson, Lufkin & Jenrette. He also served as a member of the supervisory board and as a senior advisor to the Chief Executive of AXA Group from June 2001 through April 2003. He is also a director and member of the compensation committee of American Express Company and a member of the Advisory Boards of CAI and Hudson Clean Energy.	2002

Class 2011 Directors

The following table sets forth certain information regarding the Class 2011 Directors.

			Director
Name	Age	Business Experience	Since

Gerhard Schulmeyer	70	Mr. Schulmeyer served as President and Chief Executive Officer of Siemens Corporation from 1999 until 2001. From 1994 through 1998, Mr. Schulmeyer was President and Chief Executive Officer of Siemens Nixdorf, Munich/Paderborn. Mr. Schulmeyer is also a director at Ingram Micro Inc.	1999

Harry L. You	50	Mr. You has served as Executive Vice President, Office of the Chairman, of EMC Corporation, an information infrastructure solutions company, since February 2008. Mr. You was the Chief Executive Officer of BearingPoint, Inc., a management and technology consulting company, from March 2005 until November 2007. Mr. You was the Chief Financial Officer and Executive Vice President of Oracle Corporation from July 2004 through March 2005. From July 2001 through July 2004, Mr. You was the Chief Financial Officer of Accenture Ltd. Prior to that, he was a managing director with Morgan Stanley, a subsidiary of Morgan Stanley & Co., Inc., and Senior Vice President of the General Industrial Group at Lehman Brothers Inc.	2004

Debra Perry	58	Ms. Perry has been a managing member of Perry Consulting LLC, an advisory firm specializing in credit risk management and governance within the financial industry, since 2008. From 2005 to 2008, she served on the board of directors of MBIA Inc. and provided various advisory services. She worked at Moody’s Corporation from 1992 to 2004. From 2001 to 2004, Ms. Perry was a senior managing director in the Global Ratings and Research Unit of Moody’s Investors Service, Inc. where she oversaw the Americas Corporate Finance, Leverage Finance and Public Finance departments. From 1999 to 2001, Ms. Perry served as Chief Administrative Officer and Chief Credit Officer, and from 1996 to 1999, she was a group managing director for the Finance, Securities and Insurance Rating Groups of Moody’s Corporation. Ms. Perry is also a member of the board of directors and chair of the human resources and compensation committee of Conseco, Inc.	2008

Committees of the Board and Corporate Governance Matters

The Board held 7 meetings during fiscal 2009. Each of the directors except for Mr. Schneevoigt attended at least 75% of the Board meetings and the meetings of committees of which they were members in fiscal 2009. Directors are expected to attend each annual meeting of stockholders. All directors attended the 2008 Annual Meeting of Stockholders either in person or by telephone.

Director Independence

The Board has determined that as of the date hereof a majority of the Board is “independent” under the independence standards of the NYSE. The Board has determined that the following directors and director-nominees are “independent” under the independence standards of the NYSE: Kenneth Whipple, James Barlett, Patti Hart, Edward Miller, Debra Perry, Gerhard Schulmeyer, Ihno Schneevoigt, Harry You, Denise Kingsmill and George Shaheen, and that Frank Cahouet was “independent” within the independence standards of the NYSE during his term of service on the Board in fiscal 2009. For a director to be “independent”, the Board must also affirmatively determine that such director does not have any material relationship with the Company. To assist the Board in determining director independence, the Board reviews director independence in light of the categorical standards set forth in the

NYSE’s Listed Company Manual. Under these standards, a director cannot be deemed “independent” if, among other things:

•	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•	the director has received, or has an immediate family member who received, during any 12 month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(1) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (2) the director is a current employee of such a firm, (3) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serve or served on that company’s compensation committee; or

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

The independent directors of the Board meet regularly in executive sessions outside the presence of management. Effective May 1, 2009, the Board appointed Kenneth Whipple non-executive Chair of the Board and in such capacity he presides at executive sessions of the independent directors. Prior to this appointment, Ms. Patti Hart served as lead independent director and presided at executive sessions of the independent directors. In connection with the appointment of Mr. Whipple as non-executive Chair of the Board, the Board eliminated the position of lead independent director.

Board Committees

Although the full Board considers all major decisions, the Company’s bylaws permit the Board to have the following standing committees to more fully address certain areas of importance: (1) an Audit Committee, (2) a Compensation and Personnel Committee and (3) a Nominating and Corporate Governance Committee. The members of the standing committees as of the date hereof are set forth in the table below:

Nominating and
		Compensation and	Corporate
Name	Audit	Personnel	Governance

James E. Barlett	X(Chair)		X
Patti S. Hart	X		X(Chair)
Edward D. Miller		X
Debra J. Perry	X
Gerhard Schulmeyer		X	X
Kenneth Whipple		X(Chair)
Ihno Schneevoigt		X

Audit Committee.  Among other things, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, reviews the independent registered public accounting firm’s qualifications and independence, reviews the plans and results of the audit engagement with the independent registered public accounting firm, approves professional services provided by the independent registered public accounting firm, approves financial reporting principles and policies, considers the range of audit and non-audit fees, reviews the adequacy of the Company’s internal accounting controls and works to ensure the integrity of financial information supplied to stockholders. The Audit Committee is also available to receive reports, suggestions, questions and recommendations from the Company’s independent registered public accounting firm, the Chief Financial Officer and the General Counsel. It also confers with these parties in order to help assure the sufficiency and effectiveness of the programs being followed by corporate officers in the area of compliance with legal and regulatory requirements, business conduct and conflicts of interest. The Audit Committee is composed entirely of outside directors whom the Board has determined are “independent directors” under the applicable listing standards of the NYSE and the applicable rules of the Securities and Exchange Commission (“SEC”). The Board, in its business judgment, has determined that Mr. Barlett and Ms. Hart qualify as “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that Ms. Perry is “financially literate,” under the NYSE rules. The Audit Committee met 8 times in fiscal 2009. The Audit Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.kornferry.com in the Corporate Governance section of the Media/Investors webpage and in print to any stockholder that requests it. Any such request should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary.

Compensation and Personnel Committee.  Among other things, the Compensation and Personnel Committee approves and oversees compensation programs of the Company, including incentive and stock option programs provided to members of the Company’s senior management group, including the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, reviews the compensation of directors for service on the Board and its committees, and approves or recommends to the Board, as required, specific compensation actions, including salary adjustments, annual cash bonuses, stock option grants and employment contracts for the Chief Executive Officer and other members of the Company’s senior management group. The Compensation and Personnel Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee consisting solely of members of the Compensation and Personnel Committee who are non-employee directors and outside directors. The Board has determined that all members of the Compensation and Personnel Committee are “independent directors” under the applicable listing standards of the NYSE. The Compensation and Personnel Committee met 7 times during fiscal 2009. The Compensation and Personnel Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.kornferry.com in the Corporate Governance section of the Media/Investors webpage and in print to any stockholder that requests it. Any such request should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary.

Nominating and Corporate Governance Committee.  Among other things, the Nominating and Corporate Governance Committee recommends criteria to the Board for the selection of nominees to the Board, evaluates all proposed nominees, recommends nominees to the Board to fill vacancies on the Board, and, prior to each annual meeting of stockholders, recommends to the Board a slate of nominees for election to the Board by the stockholders at the annual meeting. The Nominating and Corporate Governance Committee, with the assistance of the Company’s executive search business, identified and recommended to the Board that Baroness Denise Kingsmill and Mr. George Shaheen be nominated as Class 2012 Directors in this Proxy Statement. The Nominating and Corporate Governance Committee also seeks possible nominees for the Board and otherwise serves to aid in attracting qualified nominees to be elected to the Board. In evaluating nominations, the Nominating and Corporate Governance Committee considers a variety of criteria, including business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with the Company’s interests. The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent directors” under the applicable listing standards of the NYSE. The Nominating and Corporate Governance Committee met 6 times in fiscal 2009. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.kornferry.com in the Corporate Governance section of the Media/Investors webpage and in print to any stockholder that requests it. Any such request should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. Stockholders may recommend director nominees by mailing submissions to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. Any stockholder recommendations for director are evaluated in the same manner as all other candidates considered by the Nominating and Corporate Governance Committee.

Code of Business Conduct and Ethics.  The Board has adopted a Code of Business Conduct and Ethics that is applicable to all directors, employees and officers (including the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer). Among other things, the Code of Business Conduct and Ethics requires directors, employees and officers to maintain the confidentiality of all information entrusted to them (except when disclosure is authorized or legally mandated); to deal fairly with the Company’s clients, service providers, suppliers, competitors and employees; to protect Company assets; and for those who have a role in the preparation and/or review of information included in the Company’s public filings, to report such information accurately and honestly. It also prohibits directors, employees and officers from using or attempting to use their position at the Company to obtain an improper personal benefit. The Code of Business Conduct and Ethics is available on the Company’s website at www.kornferry.com in the Corporate Governance section of the Media/Investors webpage and in print to any stockholder that requests it. Any such request should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. We intend to post on the Company’s website any amendments to the Code of Business Conduct and Ethics, as well as any waivers thereunder, with respect to our officers as required to be disclosed by the SEC rules.

Corporate Governance Guidelines.  The Board has adopted Corporate Governance Guidelines, which among other things, impose limits on the number of directorships each member of the Board may hold (the Chief Executive Officer of the Company may not sit on more than two boards of directors of public companies (other than the Company), while all other directors may not sit on more than six boards of directors of public companies (other than the Company)); specifies the criteria to be considered for directors candidates; and requires non-management directors to meet periodically without management. Additionally, the guidelines require that, when a director’s principal occupation or business association changes substantially during his or her tenure as a director, that director is required to provide written notice of such change to the chair of the Nominating and Corporate Governance Committee, and agree to resign from the Board if the Board determines to accept such resignation. The Nominating and Corporate Governance Committee must then review and assess the circumstances surrounding such change, and recommend to the Board any appropriate action to be taken. The Corporate Governance Guidelines are available on the Company’s website at www.kornferry.com in the Corporate Governance section of the Media/Investors webpage and in print to any stockholder that requests it. Any such request should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary.

COMPENSATION DISCUSSION AND ANALYSIS

Business and Competitive Environment

The Company is a premier provider of human capital management solutions. It is a leading provider of executive search, leadership consulting services and middle management solutions. The Company helps its clients with their human capital needs by identifying, developing and deploying executives and building leadership teams across the globe. The Company’s access to and influence with key decision makers provides a unique positioning among human capital management companies. The Company’s unique global positioning allows it to maintain enhanced brand visibility and to attract and retain high-caliber consultants.

The Company provides its services to a broad range of clients through the expertise of more than 450 consultants located in 37 countries throughout the world. As such, executive officers in the Company need to have the skills and experience to manage and motivate an organization spread over a large number of countries with varying business and regulatory environments. The market for these talented individuals is competitive, and as such, the Company’s compensation philosophy is focused on ensuring the right candidates can be attracted, retained and properly rewarded for their contributions.

Oversight of Compensation Programs

The Compensation and Personnel Committee of the Board has been delegated authority by the Board for the oversight of compensation for the Company’s senior management. The Compensation and Personnel Committee has direct responsibility for determining the compensation of the “named executive officers,” as defined below. The Compensation and Personnel Committee also has an oversight responsibility for the compensation of senior management and the overall compensation programs of the Company, including its Performance Award Plan and the 2008 Plan.

Throughout this Proxy Statement, the individuals who served as the Company’s Chairman, Chief Executive Officer and Chief Financial Officer during fiscal 2009, as well as the other individuals included in the Summary Compensation Table on page 27, are collectively referred to as the “named executive officers.”

Executive Compensation Philosophy

In establishing and assessing the compensation programs and compensation policies for the named executive officers, the Compensation and Personnel Committee is guided by the following principles:

•	The total compensation (base salary and annual and long-term incentive payments) of the named executive officers must be competitive with those of other major executive recruiting firms (and to some extent a broader group of human capital companies and similarly sized publicly traded companies), recognizing the Company’s size and complexity relative to the Company’s peers;

•	Individual cash bonuses and equity-based awards should be closely tied to the performance of the Company as a whole, as well as to the team and individual performance of the named executive officer; and

•	The interests of senior management and the Company’s stockholders should be closely aligned through direct management ownership of Company common stock, and by providing a meaningful portion of each named executive officer’s total compensation in the form of equity-based incentives.

Because a number of the Company’s peer organizations are privately-held, precise information regarding the executive officers’ compensation practices among the Company’s competitor group is difficult to obtain. In addition, even when such data is available, meaningful differences in size, complexity and organizational structure among the Company’s competitor group make direct comparisons of compensation practices problematic. In assessing the competitiveness of the Company’s named executive officer compensation, the Compensation and Personnel Committee relies on information obtained from the proxies of publicly-traded competitors, information derived from data obtained from other public sources with respect to competitor organizations, and the Compensation and Personnel Committee’s general knowledge of the market for senior management positions. The Company’s peer group for the purposes of this analysis consists of the following companies:

Heidrick & Struggles	Kelly Services	Kforce
True Blue (formerly Labor Ready)	Manpower	MPS Group
Robert Half	Spherion	Watson Wyatt & Company
Hudson Highland Group

The Company does not set a relative percentile positioning for total compensation as a target for named executive officer pay levels. Rather, the Company reviews total compensation and the mix of the compensation components relative to the peer group as one of the factors in determining if the compensation is adequate to attract and retain the named executive officers with the unique set of skills necessary to manage and motivate a global human capital management firm with over 450 consultants operating in more than 78 offices in 37 countries.

The Compensation and Personnel Committee retained Towers Perrin as compensation consultants to assist in the assessment of the competitiveness of the named executive officers’ compensation taking into consideration the factors noted above and any other factors the Compensation and Personnel Committee deemed appropriate. In addition to the foregoing, Towers Perrin was also engaged by the Compensation and Personnel Committee during fiscal 2009 to perform a valuation of the Company’s performance shares.

Elements of Compensation

The Company’s named executive officer compensation program consists of three main elements: (1) base salary, (2) annual incentives and (3) long term incentives. The Company also provides its named executive officers with perquisites and other benefits such as health insurance and retirement benefits. The Company strives to align the mix and level of each compensation element in a manner that is consistent with attracting, retaining and rewarding the best talent available to achieve its strategic objectives.

Base Salary

Base salary is intended to compensate named executive officers for services rendered during the fiscal year. Named executive officer base salary levels are reviewed on an annual basis by the Compensation and Personnel Committee. To assess base salary levels, competitive data is compiled for the peer group listed above, and additional data is obtained from other sources with respect to non-public competitor organizations. The Compensation and Personnel Committee also uses its general knowledge of the market for senior management positions in assessing base salary levels. The data gathered regarding the peer group companies is also reviewed by Towers Perrin, which provides the Compensation and Personnel Committee with their assessment. Further, the Compensation and Personnel Committee takes into consideration the results of individual appraisals for the named executive officer and, with respect to the Chief Executive Officer’s direct reports, input from the Chief Executive Officer.

Annual Bonuses

Annual bonuses are intended to motivate and reward named executive officers for achieving performance and strategic goals over a one-year period. Each fiscal year, the Company establishes objectives, performance with respect to which is taken into account by the Compensation and Personnel Committee in awarding year-end bonus payments. Annual bonuses are typically not guaranteed and the level of annual bonus varies from year-to-year depending upon the performance of the Company and the individual. Annual bonuses are typically paid in cash, but the Compensation and Personnel Committee has discretion to pay a portion of the annual bonus in equity or other long-term incentives. The performance objectives typically include metrics such as revenue, operating income or earnings per share growth. The Company also typically selects various strategic objectives such as recruiting and retention, productivity of consultants, diversification of revenues, brand awareness and customer satisfaction against which named executive officers are measured. The Compensation and Personnel Committee then compares the achievement of the performance goals and strategic objectives against the target and maximum annual bonus amounts as described in the named executive officer’s employment contracts. The Compensation and Personnel Committee, while taking into consideration performance against the goals and strategic objectives for the year, retains discretion in determining actual bonus payouts. For Mr. McNabb, Ms. Dutra and Mr. Reilly, the Compensation and Personnel Committee awarded annual bonuses as follows: Mr. McNabb, $225,000, Ms. Dutra, $450,000 and Mr. Reilly, $333,333. The foregoing bonus amounts reflect performance for Mr. McNabb and Ms. Dutra, primarily based on business unit performance. For Mr. Reilly, the Compensation and Personnel Committee considered a variety of factors in making its recommendation, including the Company’s financial and strategic performance, Mr. Reilly’s performance as Executive Chairman, and his performance as interim Managing Director of Europe, Middle East and Africa (“EMEA”).

In light of current economic conditions, Mr. Burnison recommended to the Compensation and Personnel Committee that he not receive an annual cash bonus for fiscal 2009, and the Compensation and Personnel Committee agreed.

As discussed in further detail below under “— Employment Agreements” pursuant to the employment agreement Mr. Giusto entered into on March 17, 2009, Mr. Giusto was guaranteed a cash bonus of $400,000 for the Company’s 2009 fiscal year, which the Compensation and Personnel Committee awarded to Mr. Giusto.

Long-term Incentives

Long-term incentives are intended to align the named executive officer’ interests with those of stockholders and encourage the achievement of the long-term goals of the Company. Long-term incentives are also designed to motivate and retain top talent. To accomplish these objectives the Compensation and Personnel Committee has discretion to make grants of options, time-based restricted stock or performance award shares under its equity plans (the Performance Award Plan for awards granted prior to passage of the 2008 Plan, and the 2008 Plan for awards granted thereafter, and the A&R 2008 Plan following the Annual Meeting if it is approved by the stockholders) and time-based vesting contributions to the Company’s non-qualified deferred compensation plan. In fiscal 2009, the Compensation and Personnel Committee determined to award a mix of time- and performance based restricted stock because time-based restricted stock offers retention value while performance-based restricted stock only vests upon the satisfaction of certain criteria and thus aligns the interests of management with those of stockholders.

Messrs. Burnison and Giusto received 38,350 and 11,360 shares of restricted stock, respectively, with performance related vesting. The performance shares have a three-year performance period after which the initial award of one-times base salary may increase to two-times base salary or decrease to the point where none of the shares may vest, depending upon the Company’s total shareholder return (the “TSR”) over the three-year performance period relative to the peer group of companies listed above. Such shares are subject to full forfeiture and will only vest if the Company meets certain performance targets at the end of three years from the grant date. If the Company’s TSR is less than zero, then the pay-outs will be modified to reduce the percentage of the target.

The table below outlines the vesting of the performance shares relative to the peer group.

Relative Ranking	Payout as % of Target

1 (maximum)	200%
2	180%
3	160%
4	140%
5	120%
6 (target)	100%
7	75%
8	50%
9 (threshold)	25%
10	0%
11	0%

On July 10, 2008, time-based restricted stock grants were awarded to the named executive officers as follows: Gary Burnison, 38,350 shares; Stephen Giusto, 11,360 shares and Robert McNabb, 14,200 shares. The restricted stock awarded vests in four equal annual installments beginning on July 10, 2009. On July 8, 2009, Mr. Burnison received a grant of 41,030 shares of restricted stock in recognition of his performance during fiscal 2009. The restricted stock award vests in 2010.

Perquisites and Other Personal Benefits

The Company provides named executive officers the same benefits that are provided to all employees including medical, dental and vision benefits, group term life insurance and participation in the Company’s 401(k) plan. In addition, the named executive officers receive benefits provided to all employees at the level of vice president and above including participation in the Company’s nonqualified deferred compensation plan and reimbursement for medical expenses not reimbursed under the group medical plan, typically up to $2,500 per annum.

Nonqualified Deferred Compensation Plan

Pursuant to the Executive Capital Accumulation Plan (“ECAP”), the named executive officers, along with all other U.S.-based vice presidents, may defer up to 90% of their salary and/or up to 100% of their annual incentive award into the ECAP. Participants in the ECAP make elections on how they would like their deemed account “invested” from a set line up of 17 pre-determined mutual funds. At its discretion, the Company may make contributions to the ECAP on behalf of a participant. All Company matching and performance contributions to the ECAP are approved by the Compensation and Personnel Committee including the amounts to the named executive officers disclosed under “All Other Compensation” in the Summary Compensation Table on page 27.

Stock Ownership Guidelines

To further align the named executive officers’ interests with those of our stockholders in June 2007 the Board and the Nominating and Corporate Governance Committee adopted stock ownership guidelines for the Company. Under the stock ownership guidelines, the Chief Executive Officer is required to own two times his annual salary in common stock of the Company and the Chief Financial Officer is required to own one and one half times his annual salary in common stock of the Company, and all other named executive officers are required to own one time their annual salary in common stock of the Company. Non-employee directors are required to own one time their annual cash retainer received for service on the Board. Stock included for determining satisfaction of the guidelines includes direct stock ownership and does not include unvested restricted stock awards. The named executive officers and directors have five years from the later of effective date of the Company’s stock ownership guidelines and the appointment to such position to meet the ownership requirements. As of April 30, 2009, all the named executive officers met the ownership guidelines or are expected to meet the applicable ownership guidelines within the specified time period.

Employment Agreements

Each of the Company’s named executive officers is covered by an employment agreement that provides for a minimum annual level of salary, cash bonus potential, and stock option and benefit eligibility. The agreements with Mr. McNabb, Mr. Burnison and Mr. Giusto also provide for a severance benefit in the event of a termination of employment without “cause” or, in the case of certain of the named executive officers, for “good reason,” as such terms are defined in the agreements. It is the Compensation and Personnel Committee’s belief that such agreements are necessary from a competitive perspective and also contribute to the stability of the management team.

Our change in control benefits for Mr. Burnison include a gross-up payment in connection with Section 280G of the Code (referred to as the “Section 280G gross-up”). The Section 280G tax on “excess parachute payments” is assessed, in part, based on Form W-2 income over the five year period (or lesser period if the executive officer has not been employed with the employer for a full five years) preceding a termination in connection with a change in control. Thus, the amount of tax imposed varies depending on factors such as whether the executive officer elected to defer compensation or to exercise stock options and how long the executive officer has been employed with the Company. The Section 280G gross-up payment is intended to make certain that the payments and benefits actually received by Mr. Burnison, net of tax, are consistent with our compensation decisions and do not vary arbitrarily due to the operation of the tax rules. For these reasons, we believe that the provision of the Section 280G gross-up payment for Mr. Burnison is appropriate. The Company will no longer provide for Section 280G gross-up payments in future employment and/or severance arrangements.

Please refer to the “Employment Agreements” and “Potential Payments Upon Termination or Change of Control” for further discussion of these employment agreements.

Financial Restatements

The Company does not currently have a policy requiring a specific course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, the Compensation and Personnel Committee would evaluate whether adjustments are appropriate based upon the facts and circumstances surrounding the restatement and existing laws.

Internal Revenue Code Section 162(m)

As one of the factors in the review of compensation matters, the Compensation and Personnel Committee considers the anticipated tax treatment to the Company. The deductibility of some types of compensation for named executive officers depends upon the timing of a named executive officer’s vesting or exercise of previously granted rights or on whether such plans qualify as “performance-based” plans under the provisions of the tax laws. The Compensation and Personnel Committee usually seeks to satisfy the requirements necessary to allow the compensation of its named executive officers to be deductible under Section 162(m) of the Internal Revenue Code, as amended, but may also approve compensation that is not deductible under Section 162(m).

COMPENSATION AND PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation and Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the fiscal year ended April 30, 2009 with management. In reliance on the reviews and discussions with management relating to the CD&A, the Compensation and Personnel Committee has recommended to the Board, and the Board has approved, that the CD&A be included in this Proxy Statement.

Compensation and Personnel Committee

Kenneth Whipple, Chair
Edward D. Miller
Ihno Schneevoigt
Gerhard Schulmeyer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

From May 1, 2008 to September 23, 2008, the Compensation and Personnel Committee was comprised of former director Mr. Cahouet and Messrs. Miller, Schneevoigt, Schulmeyer and Whipple and from September 23, 2008 until present, the Compensation and Personnel Committee has been comprised of Messrs. Miller, Schneevoigt, Schulmeyer and Whipple. During fiscal 2009, at all times, all members of the Compensation and Personnel Committee were “independent”, none were employees or former employees of the Company and none had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served on our Compensation and Personnel Committee or Board.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Fiscal Year 2009, 2008 and 2007 Summary Compensation Table

The following table sets forth information with respect to the total compensation paid or earned by each of the named executive officers in fiscal 2009, 2008 and 2007.

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
					Stock	Option	Incentive Plan	Deferred	All Other
	Fiscal	Salary	Bonus(1)		Awards	Awards	Compensation	Compensation	Compensation
Name and Principal Position	Year	($)	($)		($)(2)	($)(2)	($)	Earnings	($)(3)		Total ($)

Paul C. Reilly	2009	625,000	333,333		114,059	0	0	0	20,113	(4)	1,092,505
Former Chairman of	2008	525,000	912,500		799,560	0	0	0	27,740		2,264,800
the Board and Interim Managing Director of EMEA	2007	650,000	1,600,000		3,665,547	601,091	0	0	11,682		6,528,320

Gary D. Burnison	2009	658,333	0		1,311,546	0	0	0	15,785	(5)	1,985,664
Chief Executive Officer	2008	558,333	1,150,000		991,180	81,906	0	0	146,591		2,928,010
	2007	475,000	800,000		475,633	107,423	0	0	10,047		1,868,103

Stephen J. Giusto	2009	400,000	400,000		203,703	0	0	0	18,529	(6)	1,022,232
Former Chief Financial Officer and Executive Vice-President	2008	200,000	200,000		51,992	0	0	0	10,816		462,808

Robert H. McNabb	2009	450,000	225,000		262,765	0	0	0	18,181	(7)	955,946
Chief Executive	2008	450,000	550,000		253,669	58,255	0	0	272,052		1,583,977
Officer of Korn /Ferry International Futurestep, Inc.	2007	450,000	500,000		190,864	92,202	0	0	18,582		1,251,648
and Executive Vice-President of Korn/Ferry International

Ana Dutra	2009	450,000	450,000		437,502	0	0	0	7,013	(8)	1,344,515
Chief Executive Officer of Leadership and Talent Consulting and Executive Vice President	2008	95,481	70,000	(9)	70,486	0	0	0	1,148		237,115

(1)	Reflects bonuses earned in fiscal year and paid in the following fiscal year.

(2)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004). The assumptions used to calculate the valuation of the awards are set forth in Note 4 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended April 30, 2009.

(3)	All other compensation amounts for fiscal 2008 and 2007 for Mr. Reilly and Mr. Burnison include Employee Stock Purchase Plan (“ESPP”) discount. ESPP discount is not included for fiscal 2009.

(4)	Represents an ECAP matching contribution of $8,000, an auto allowance of $7,200, executive life insurance premiums and/or imputed income of $367, and executive medical benefits premium of $4,546.

(5)	Represents an ECAP matching contribution of $8,000, an auto allowance of $5,400, executive life insurance premiums and/or imputed income of $192 and executive medical benefits premium of $2,193.

(6)	Represents an ECAP matching contribution of $8,000, an auto allowance of $5,400, executive life insurance premiums and/or imputed income of $129 and executive medical benefits premium of $5,000.

(7)	Represents an ECAP matching contribution of $8,000, an auto allowance of $7,200, executive life insurance premiums and/or imputed income of $673 and executive medical benefits premium of $2,308.

(8)	Represents an auto allowance of $5,400, executive life insurance premiums and/or imputed income of $130 and executive medical benefits premium of $1,483.

(9)	Represents a cash stipend of $70,000 secured by a promissory note to be forgiven on the third anniversary of Ms. Dutra’s hire date.

Fiscal Year 2009 Grants of Plan-Based Awards

The following table sets forth information with respect to options to purchase shares of the Company’s common stock and all other equity awards granted in fiscal 2009 to the named executive officers.

								All Other	All Other
								Stock	Option	Exercise	Grant
		Estimated Future Payments			Estimated Future Payments			Awards:	Awards:	or Base	Date Fair
		Under Non-Equity Incentive			Under Equity Incentive Plan			Number	Number of	Price of	Value of
		Plan Awards			Awards			of Shares	Securities	Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock	Underlying	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	Options (#)	($/Sh)	Awards

Paul C. Reilly	—	—	—	—	—	—	—	—	—	—	—
Gary D. Burnison	07/10/2008	—	—	—	—	—	—	38,350	—	—	674,960
	07/10/2008	—	—	—	0	38,350	76,700	—	—	—	1,349,920
Stephen Giusto	07/10/2008	—	—	—	—	—	—	11,360	—	—	199,936
	07/10/2008	—	—	—	0	11,360	22,720	—	—	—	399,872
Robert H. McNabb	07/10/2008	—	—	—	—	—	—	14,200	—	—	249,920
Ana Dutra	—	—	—	—	—	—	—	—	—	—	—

Employment Agreements

Certain elements of compensation set forth in the “Summary Compensation Table” and “Grants of Plan-Based Awards Table” reflect the terms of employment agreements entered into between the Company and each of named executive officers that were in effect as of April 30, 2009. Since the end of the fiscal year, various change have taken place which are summarized below but are not reflected in the tables above.

Paul C. Reilly.  Mr. Reilly served as Executive Chairman under the terms and conditions of an employment agreement dated as of April 24, 2007, which subsequently expired and was supplanted by a new employment agreement dated July 14, 2008 (the “Reilly Employment Agreement”). Under the Reilly Employment Agreement, we agreed to provide Mr. Reilly with an annual base salary of $500,000 and a target cash bonus of $750,000. In addition to such target bonus, under the Reilly Employment Agreement, Mr. Reilly could also be considered for an additional bonus amount based upon critical special assignments. In addition to serving as Executive Chairman, during fiscal 2009, Mr. Reilly also served as the interim Managing Director of EMEA. In connection with his position as interim Managing Director EMEA, the Compensation and Personnel Committee approved parameters under which Mr. Reilly could earn a bonus based upon his performance. Mr. Reilly resigned as Executive Chairman and interim Managing Director EMEA effective April 30, 2009.

Gary D. Burnison.  We entered into an employment agreement with Mr. Burnison dated April 24, 2007 (the “Burnison Employment Agreement”) pursuant to which Mr. Burnison serves as Chief Executive Officer. Pursuant to the Burnison Employment Agreement, we agreed to provide Mr. Burnison with the following annual compensation: (1) an annual base salary of $575,000; (2) participation in the Company’s annual cash incentive plan with an annual target award of 100% of annual base salary and the ability to earn additional amounts up to a maximum cash award of 200% of annual base salary; and (3) subject to approval of the Board, participation in the Company’s equity incentive program, pursuant to which Mr. Burnison was initially eligible to receive (a) a grant of restricted stock with a target grant value of $900,000; (b) an award of performance shares with a target grant value of 100% of annual base salary; and (c) an annual grant of restricted stock with a target grant value of 100% of annual base salary. Effective July 1, 2008, the Board approved an increase in Mr. Burnison’s annual base salary to $675,000.

In light of the current economic environment, Mr. Burnison requested, and the Board has agreed to, a temporary salary reduction effective as of July 1, 2009 which is pursuant to a letter agreement dated June 25, 2009. Mr. Burnison’s salary will be ratably reduced by $75,000. This salary reduction will continue until April 30, 2010. Additionally, in accordance with the Company’s furlough policy, Mr. Burnison will forego an additional $25,000 of salary. The temporary salary reduction will have no effect on the calculation of cash and equity awards as well as severance and change in control benefits, all of which will be calculated based upon Mr. Burnison’s salary levels prior to the reduction.

Stephen J. Giusto.  We entered into an employment agreement with Stephen Giusto on October 10, 2007 (the “Giusto Employment Agreement”). The Giusto Employment Agreement provided for (1) an annual base salary of

$400,000; (2) participation in the Company’s annual cash incentive plan with an annual target award of 100% of annual base salary and the ability to earn additional amounts up to an additional maximum cash award of 200% of annual base salary; and (3) participation in the Company’s long-term, equity incentive program, pursuant to which Mr. Giusto was initially eligible to receive (a) a one-time grant of 17,000 shares of restricted stock, (b) an equity award of restricted shares with a value of 100% of base salary and (c) an equity award of performance shares with a value equal to 100% of base salary.

On March 17, 2009, the Company and Mr. Giusto entered into a new employment Agreement (the “New Giusto Employment Agreement”) pursuant to which, effective May 1, 2009, Mr. Giusto stepped down as Chief Financial Officer and agreed to serve as Senior Advisor to the CEO. Pursuant to the terms of the New Giusto Employment Agreement, Mr. Giusto will receive an annual base salary of $400,000 and a guaranteed cash bonus for the Company’s 2009 fiscal year of not less than $400,000. Mr. Giusto will also be eligible to receive a bonus for the period of May 1, 2009 through the termination of the New Giusto Employment Agreement (May 31, 2010), at the sole discretion of the Chief Executive Officer, but will not be eligible to receive additional equity awards.

Robert H. McNabb.  We entered into an employment agreement (the “McNabb Employment Agreement”) with Robert McNabb as Chief Executive Officer of Futurestep, Inc., and Executive Vice President of the Company on October 1, 2003. The original term of the agreement was from October 1, 2003 until October 1, 2006. On September 29, 2006, we entered into a letter agreement (the “2006 McNabb Letter Agreement”) with Mr. McNabb to extend Mr. McNabb’s employment until September 30, 2009, and on June 25, 2009, pursuant to a letter agreement (the “2009 McNabb Letter Agreement”), the Company exercised its option to extend Mr. McNabb’s employment as Chief Executive Officer of Futurestep, Inc. and Executive Vice President of the Company for an additional 3-year term through September 30, 2012. The 2009 McNabb Letter Agreement provides that Mr. McNabb is to receive the same salary and incentives as provided for in the McNabb Employment Agreement. Pursuant to the McNabb Employment Agreement, Mr. McNabb receives (1) an annual base salary of $450,000; (2) an annual target bonus of 100% of base salary and an annual maximum bonus of 200% of base salary; (3) subject to the discretion and approval of the Board, an annual grant of stock options with a target value of 50% of base salary and a maximum grant value of 100% of base salary; and (4) subject to the discretion and approval of the Board, an annual grant of restricted stock.

Ana Dutra.  We entered into a letter agreement with Ana Dutra on January 16, 2008 (the “Dutra Letter Agreement”). The Dutra Letter Agreement provides for (1) an annual base salary of $450,000; (2) an annual target incentive award (cash and long-term equity) with a value of $650,000; (3) for fiscal 2008, a $70,000 cash stipend secured by a promissory note to be forgiven on the third anniversary of Ms. Dutra’s hire date; (4) for fiscal 2009, a minimum guaranteed cash bonus award of $350,000; (5) a recommendation to the Compensation and Personnel Committee to award Ms. Dutra $750,000 of restricted stock; and (6) an additional equity award of $750,000 shares of restricted stock to replace equity from her prior employer. Pursuant to the terms of the Dutra Letter Agreement, on March 3, 2008, the Compensation and Personnel Committee awarded to Ms. Dutra 89,180 shares of restricted stock.

Fiscal Year 2009 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to options to purchase shares of the Company’s common stock and restricted stock grants to the named executive officers outstanding as of April 30, 2009.

	Option Awards					Stock Awards
											Equity
											Incentive
									Equity		Plan
									Incentive		Awards:
			Equity						Plan		Market
			Incentive						Awards:		or Payout
			Plan						Number of		Value
			Awards:						Unearned		Unearned
	Number of	Number of	Number of			Number		Market	Shares or		Shares or
	Securities	Securities	Securities			of Shares		Value of	Other		Other
	Underlying	Underlying	Underlying			of Stock		Shares of	Rights		Rights
	Unexercised	Unexercised	Unexercised	Option		that		Stock that	that		that
	Options	Options	Unearned	Exercise	Option	Have Not		Have Not	Have Not		Have Not
	(#)	(#)	Options	Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)	(#)		($)

Paul C. Reilly	48,570	0		19.37	07/30/2009(1)
	53,800	0		17.97	07/30/2009(1)
	140,000	0		15.50	07/30/2009(1)
	250,000	0		8.10	07/30/2009(1)
Gary D. Burnison	3,827	0		19.37	06/30/2014
	17,933	0		17.97	07/07/2015
						38,510	(2)	407,821
						16,440	(3)	174,100
						38,350	(4)	406,127
						25,733	(5)	272,512
									21,920	(6)	232,133
									38,350	(7)	406,127
Stephen Giusto						11,360	(8)	120,302
						11,333	(9)	120,016
									11,360	(10)	120,302
Robert H. McNabb	11,953	0		17.97	07/07/2015
						9,140	(11)	96,793
						12,870	(12)	136,293
						14,200	(13)	150,378
Ana Dutra						33,443	(14)	354,161
						44,590	(15)	472,208

(1)	In connection with Mr. Reilly’s resignation from the Company, effective April 30, 2009, Mr. Reilly’s options expire 3 months following such date on July 30, 2009.

(2)	This time-based restricted stock grant was made on June 27, 2006 and vests in four equal annual installments beginning on June 27, 2007.

(3)	This time-based restricted stock grant was made on July 9, 2007 and vests in four equal annual installments beginning on July 9, 2008.

(4)	This time-based restricted stock grant was made on July 10, 2008 and vests in four equal annual installments beginning on July 10, 2009.

(5)	This time-based restricted stock grant was made on July 9, 2007 and vests in four equal annual installments beginning on July 9, 2008.

(6)	This performance-based restricted stock grant was made on July 9, 2007. The performance shares have a three-year performance period after which the initial award of one-times base salary may increase to two-times base salary or decrease to the point where none of the shares may vest, depending upon the Company’s total shareholder return over the three-year performance period relative to a peer group of companies.

(7)	This performance-based restricted stock grant was made on July 10, 2008. The performance shares have a three-year performance period after which the initial award of one-times base salary may increase to two-times base salary or decrease to the point where none of the shares may vest, depending upon the Company’s total shareholder return over the three-year performance period relative to a peer group of companies.

(8)	This time-based restricted stock grant was made on July 10, 2008 and vests in four equal annual installments beginning on July 10, 2009.

(9)	This time-based restricted stock grant was made on November 1, 2007 and vests in three equal annual installments beginning on November 1, 2008.

(10)	This performance-based restricted stock grant was made on July 10, 2008. The performance shares have a three-year performance period after which the initial award of one-times base salary may increase to two-times base salary or decrease to the point where none of the shares may vest, depending upon the Company’s total shareholder return over the three-year performance period relative to a peer group of companies.

(11)	This time-based restricted stock grant was made on June 27, 2006 and vests in four equal installments beginning on June 27, 2007.

(12)	This time-based restricted stock grant was made on July 9, 2007 and vests in four equal annual installments beginning on July 9, 2008.

(13)	This time-based restricted stock grant was made on July 10, 2008 and vests in four equal annual installments beginning on July 10, 2009.

(14)	This time-based restricted stock grant was made on March 3, 2008 and vests in three equal annual installments beginning on March 3, 2009.

(15)	This time-based restricted stock grant was made on March 3, 2008 and fully vests on March 3, 2011.

Option Exercises and Stock Vested in Fiscal Year 2009

The following table sets forth information with respect to option exercises and vesting of stock awards for each of the named executive officers during the fiscal year ended April 30, 2009.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired
	Exercise	on Exercise	on Vesting	Value Realized
Name	(#)	($)	(#)	on Vesting ($)

Paul C. Reilly	—	—	25,000	405,500
Gary D. Burnison	—	—	38,869	653,647
Stephen Giusto	—	—	5,667	78,601
Robert H. McNabb	—	—	12,563	212,495
Ana Dutra	—	—	11,147	95,753

Fiscal Year 2009 Pension Benefits

The following table sets forth the pension benefits of the named executive officers as of April 30, 2009.

		Number of Years
		Credited Service	Present Value	Payments
		or Number of	of Accumulated	During Last
		Unites Earned	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)

Paul C. Reilly	Executive Wealth Accumulation Plan (“EWAP”)	6	97,391	0
Gary D. Burnison	EWAP	5	55,318	0
Stephen Giusto	EWAP	0	0	0
Robert H. McNabb	EWAP	6	151,344	0
Ana Dutra	EWAP	0	0	0

Enhanced Wealth Accumulation Plan

We amended the Enhanced Wealth Accumulation Plan (“EWAP”) in 2003 to allow no new participation in the plan. Under the terms of the EWAP designated managing directors and vice presidents were entitled to participate in a “deferral unit” and receive an unfunded defined benefit payment upon attainment of age 65, with a reduced benefit available as early as age 55. Participants are required to contribute a portion of their compensation for an eight year period in exchange for defined benefit payments from the Company equal to their years of service up to a maximum of 15 years of service.

Nonqualified Defined Contribution

The nonqualified defined contributions of the named executive officers as of April 30, 2009 are set forth in the table below.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings/Loss in	Withdrawals/	Balance at
	Last FY	Last FY	Last FY	Distributions	Last FYE
Name	($)	($)(1)	($)	($)	($)(2)

Paul C. Reilly	26,667	8,000	(246,636)	1,064,793	805,008
Gary D. Burnison	20,000	133,000	(234,155)	0	454,380
Stephen Giusto	20,000	8,000	162	0	28,162
Robert H. McNabb	50,000	258,000	10,867	0	1,256,662
Ana Dutra	0	0	0	0	0

(1)	The Company’s matching contributions during fiscal 2009 of $8,000 to each of Messrs. Reilly, Burnison, McNabb and Giusto are disclosed as “All Other Compensation” for fiscal 2009 in the Summary Compensation Table.

(2)	The “Aggregate Balance at Last FYE” is comprised of contributions made by both named executive officers and the Company. The “Aggregate Balance at Last FYE” includes the Company’s performance contributions during fiscal 2009 of $125,000 and $250,000 to each of Messrs. Burnison and McNabb, respectively, which are disclosed as “All Other Compensation” for fiscal 2008 in the Summary Compensation Table.

Please see the “Compensation Discussion and Analysis” section for further discussion of the Company’s nonqualified deferred compensation plan.

Potential Payments Upon Termination or Change of Control

The tables below reflect the amount of compensation that would become payable to each of the named executive officers under existing plans and arrangements if the named executives officer’s employment had terminated on April 30, 2009 (pursuant to their employment agreements then in effect), given the named executive officer’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including benefits under then-exercisable stock options, benefits generally available to salaried employees, such as distributions under the Company’s 401(k) plan and pension plan, and previously accrued and vested benefits under the Company’s nonqualified deferred compensation plans, as described in the tables above. In addition, in connection with any actual termination of employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Compensation and Personnel Committee determines appropriate. The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of such named executive officer’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the named executive officer’s age. Changes in severance and change in control arrangements that took place after the end of the fiscal year are described below but are not reflected in the tables below. Ms. Dutra is not eligible for severance or change in control benefits.

Paul C. Reilly.  Mr. Reilly resigned as Executive Chairman and interim Managing Director EMEA effective April 30, 2009. In connection with his resignation, Mr. Reilly will receive, six months following his termination, in lump sum, a previously accrued payment of $1,625,000.

Gary D. Burnison.  Under the Burnison Employment Agreement, if Mr. Burnison’s employment terminates due to death or disability, then we will pay him, or his legal representatives: (1) all accrued compensation as of the date of termination; (2) all outstanding stock options, other equity-type incentives (excluding performance shares) and benefits under the ECAP will fully vest; (3) a pro rata portion of his target annual cash incentive award for the fiscal year in which his employment is terminated; (4) the number of performance shares that would have been earned if he had served the Company for the entire performance period and the target performance had been achieved; and (5) reimbursement of COBRA coverage premiums for him and his dependants for as long as such coverage is available under COBRA. If we terminate Mr. Burnison’s employment for cause or he voluntarily terminates his employment without good reason, then we will pay him accrued compensation through the date of termination.

Prior to a change in control or more than 12 months after a change in control, if Mr. Burnison’s employment is terminated by us without cause or by Mr. Burnison for good reason, then we will provide him with the following: (1) his accrued compensation; (2) a pro rata portion of his target annual cash incentive award for the year in which his employment is terminated; (3) cash payments equal to one and one-half times his then current annual base salary and one and one-half times his target bonus; (4) for up to 18 months after termination, reimbursement of COBRA coverage premiums for him and his dependants for as long as such coverage is available under COBRA; (5) all outstanding stock options, other equity-type incentives, and all benefits held under the ECAP (excluding performance shares) at the time of termination that would have vested within 12 months of his termination will vest on the date of termination; and (6) a pro rata award of performance shares assuming the Company meets applicable performance targets.

If there is a change of control and within 12 months Mr. Burnison’s employment is terminated by us without cause or by Mr. Burnison for good reason, then we will provide him with the following: (1) his accrued compensation; (2) a pro rata portion of his target annual cash incentive award; (3) cash payments equal to the sum of two times his current annual base salary and two times his target bonus; (4) for up to 18 months after termination, reimbursement of COBRA coverage premiums for him and his dependants for so long as such coverage is available under COBRA and six months thereafter, and reimbursement of a portion of the cost of healthcare coverage for him and his dependants; (5) all outstanding stock options, other equity-type incentives, and all benefits under ECAP (excluding performance shares) at time of termination will vest; (6) a pro rata award of performance shares based on the Company’s actual performance; and (7) a pro rata award of performance shares assuming the Company meets applicable performance targets.

The Burnison Employment Agreement generally provides for the payment of any excise tax, if applicable, including any interest or penalties, imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

	Prior to a Change in Control
	or More than 12 Months after	Within 12 Months after a
	a Change in Control and	Change in Control and
	Termination Without Cause	Termination Without Cause
Gary D. Burnison	or With Good Reason	or With Good Reason(1)	Death or Disability

Equity/ECAP (excl Performance Shares)	$485,015	$1,334,506	$1,334,506
Performance Shares	$461,923	$638,259	$638,259
Base Salary	$1,012,500	$1,350,000	N/A
Bonus	$1,012,500	$1,350,000	—
Health Benefits(2)	$35,255	$47,006	$70,509
Gross Up	N/A	$—	N/A

Total	$3,007,193	$4,719,772	$2,043,275

(1)	Upon a termination without cause by the Company or with good reason by Mr. Burnison within 12 months after a change in control, Mr. Burnison is entitled to a pro rata award of performance shares based on the Company’s actual performance and a pro rata award of performance shares assuming the Company meets applicable performance targets. For the calculations above, both of these performance share grants assumed the Company met the applicable target as actual performance is not available.

(2)	Where Mr. Burnison or his dependants are entitled to COBRA for as long as COBRA is available, we have assumed entitlement to 36 months of COBRA as that is the maximum length of time for which such benefits may be available.

Stephen J. Giusto.  The New Giusto Employment Agreement provides for the following payments and benefits to Mr. Giusto upon termination. If Mr. Giusto’s employment terminates due to death, we will pay his legal representatives: (1) all accrued compensation as of the date of termination; (2) base salary for the remaining term of the New Giusto Employment Agreement (expires May 31, 2010); (3) all outstanding stock options, other equity-type incentives (excluding performance shares) and benefits under the ECAP will fully vest; and (4) continued participation for Mr. Giusto’s dependants in the Company’s group health plans at the expense of the Company for as long as COBRA is available and, for up to 18 months thereafter, reimbursement of a portion of the cost of healthcare coverage for his dependants. If Mr. Giusto’s employment terminates due to disability, we will pay him: (1) all accrued compensation as of the date of termination; (2) all outstanding stock options, other equity-type incentives (excluding performance shares) and benefits under the ECAP will fully vest; and (3) continued participation for Mr. Giusto’s dependants in the Company’s group health plans at the expense of the Company for as long as COBRA is available. If the Company terminates Mr. Giusto for cause, then we will pay Mr. Giusto accrued compensation through the date of termination. If Mr. Giusto voluntarily terminates his employment, the Company will provide him and his dependants with continued participation in the Company’s group health plans at the expense of the Company for as long as COBRA is available and for up to 36 months thereafter, reimbursement of a portion of the cost of healthcare coverage for him and his dependants. If Mr. Giusto is terminated by the Company without cause (other than due to death or disability), the Company will pay him: (1) all accrued compensation as of the date of termination; (2) base salary for the remaining term of the New Giusto Employment Agreement; (3) all outstanding stock options, other equity-type incentives (excluding performance shares) and benefits under the ECAP that would have vested prior to May 31, 2010 will become fully vested; and (4) continued participation for Mr. Giusto and his dependants in the Company’s group health plans at the expense of the Company for up to 18 months and for up to 36 months thereafter, and reimbursement of a portion of the cost of healthcare coverage for him and his dependants.

	Voluntary
	Termination by			Termination Without
Stephen J. Giusto	Executive	Disability	Death	Cause

Equity/ECAP (excl Performance Shares)	N/A	$246,353	$246,353	$90,089
Base Salary	N/A	N/A	$433,333	$433,333
Health Benefits(1)	$141,018	$70,509	$105,764	$105,764

Total	$141,018	$316,862	$785,450	$629,186

(1)	Where Mr. Giusto or his dependants are entitled to COBRA for as long as COBRA is available, we have assumed entitlement to 36 months of COBRA as that is the maximum length of time for which such benefits may be available.

Robert H. McNabb.  The McNabb Employment Agreement, as modified by the McNabb 2006 Letter Agreement, provides for the following payments and benefits to Mr. McNabb upon termination. If Mr. McNabb’s employment terminates due to death or disability, we will pay him or his legal representatives: (1) all accrued compensation as of the date of termination; (2) all outstanding stock options and other equity-type incentives will fully vest; and (3) continued participation for Mr. McNabb and/or his dependants in the Company’s group health plans at the expense of the Company for as long as COBRA is available. If the Company terminates Mr. McNabb for cause or Mr. McNabb voluntarily terminates his employment without good reason, then we will pay Mr. McNabb within 30 days after the date of such termination accrued compensation through the date of termination.

If, prior to a change in control, Mr. McNabb’s employment is terminated by the Company without cause or by reason of a failure to renew the term of Mr. McNabb’s employment with the Company, we will pay within 30 days of termination: (1) his accrued compensation; (2) one times his base salary; (3) one time his annual target cash bonus; (4) all unvested outstanding stock options and other equity-type incentives held at the time of termination that would have vested during the 12 months following termination will vest on the date of termination; and (5) for up to 18 months after termination, continued participation for Mr. McNabb and his dependants in the Company’s group health plans at the Company’s expense.

If, after a change in control and within 12 months, Mr. McNabb’s employment is terminated by the Company without cause or by reason of a failure to renew before Mr. McNabb reaches the age of 65, or by Mr. McNabb for good reason, he will receive: (1) his accrued compensation; (2) one and one-half times his current base salary; (3) one and on-half times the annual target cash bonus for the incentive year in which termination occurs; (4) all outstanding stock options and other equity-type incentives held by Mr. McNabb at termination will become fully vested; and (5) for up to 18 months after termination, continued participation for Mr. McNabb and his dependants in the Company’s group health plans at the Company’s expense.

		Within 12 Months after a
		Change in Control and
		Termination Without Cause or
	Prior to Change in Control	With Good Reason or
	and Termination Without	Company Does not Renew
	Cause or Company Does not	Employment Agreement
	Renew Employment	before Executive Turns 65 or
Robert H. McNabb	Agreement	w/ Good Reason	Death or Disability

Equity	$131,422	$383,464	$383,464
Base Salary	$450,000	$675,000	N/A
Bonus	$450,000	$675,000	N/A
Health Benefits(1)	$35,255	$35,255	$70,509

Total	$1,066,677	$1,768,719	$453,973

(1)	Where Mr. McNabb or his dependants are entitled to COBRA for as long as COBRA is available, we have assumed entitlement to 36 months of COBRA as that is the maximum length of time for which such benefits may be available.

Pursuant to the 2009 McNabb Letter Agreement, Mr. McNabb is entitled to the same severance and change in control benefits described above, except for the differences described in this paragraph in connection with his termination without cause prior to change in control. If, prior to a change in control, Mr. McNabb’s employment is terminated by the Company without cause during the first two years of the period beginning on October 1, 2009 and ending on September 30, 2012 (the “Renewal Term”), he will receive within 30 days of termination a lump sum payment equal to two times his base salary, and all unvested outstanding stock options and other equity-type incentives that would have vested during the 12 months following termination will automatically vest. If, prior to a change in control, Mr. McNabb’s employment is terminated by the Company without cause during the third year of the renewal term, he will receive within 30 days of termination a lump sum payment equal to two times his base salary, pro rated to reflect the number of months he was employed during the year, and all unvested outstanding stock options and other equity-type incentives that would have vested during the 12 months following termination, will automatically vest. In addition, if, prior to a change in control, Mr. McNabb is terminated without cause he is entitled to the following health benefits: (1) if terminated during the first 18 months of the Renewal Term, for up to 18 months after termination continued participation for Mr. McNabb and his dependants in the Company’s group health plans at the Company’s expense; and (2) if terminated during the second 18 months of the Renewal Term, for the remainder of the Renewal Term, continued participation for Mr. McNabb and his dependants in the Company’s group health plans at the Company’s expense.

For purposes of the foregoing employment agreements (as in effect on April 30, 2009), “cause,” “change in control,” “and “good reason,” mean the following:

•	“Cause” means:

•	For purposes of the New Burnison Employment Agreement, Giusto Employment Agreement and McNabb Employment Agreement, as modified by the McNabb 2006 Letter Agreement, (a) conviction of any felony or other crime involving fraud, dishonesty or acts of moral turpitude or pleading guilty or nolo contendere to such charges, or (b) reckless or intentional behavior or conduct that causes or is reasonably likely to cause the Company material harm or injury or exposes or is reasonably likely to expose the Company to any material civil, criminal or administrative liability, or (c) any material misrepresentation or false statement made by the executive in any application for employment, employment history, resume or other document submitted to the Company, either before, during or after employment. For purposes of the McNabb Employment Agreement, “cause” also means any willful failure to comply with a lawful order, policy or instruction of the Chief Executive Officer of the Board.

•	“Change in Control” means:

•	an acquisition by any person of beneficial ownership or a pecuniary interest in more than 30% of the common stock of the Company or voting securities entitled to then vote generally in the election of directors (“Voting Stock”) of the Company, after giving effect to any new issue in the case of an acquisition from the Company;

•	approval by the stockholders of the Company of a plan, or the consummation, of merger, consolidation, or reorganization of the Company or of a sale or other disposition of all or substantially all of the Company’s consolidated assets as an entirety (collectively, a “Business Combination”), other than a Business Combination (a) in which all or substantially all of the holders of Voting Stock of the Company hold or receive directly or indirectly 70% or more of the Voting Stock of the entity resulting from the Business Combination (or a parent company), and (b) after which no person (other than the Company or its affiliates) owns more than 30% of the Voting Stock of the resulting entity (or a parent company) who did not own directly or indirectly at least that percentage of the Voting Stock of the Company immediately before the Business Combination, and (c) after which the Company and/or its affiliates own an aggregate amount of Voting Stock of the resulting entity owned by any persons who (i) own more than 5% of the Voting Stock of the resulting entity, (ii) are not the Company or its affiliates, (iii) did not own directly or indirectly at least the same percentage of the Voting Stock of the Company immediately before the Business Combination, and (iv) in the aggregate own more than 30% of the Voting Stock of the resulting entity, if any, and who owns more than 30% of the Voting Stock;

•	approval by the Board of the Company and (if required by law) by stockholders of the Company of a plan to consummate the dissolution or complete liquidation of the Company; or

•	during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new directors whose appointment, election, or nomination for election was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved (all such directors, “Incumbent Directors”), cease for any reason to constitute a majority of the Board. Notwithstanding the above provisions, no “Change in Control” shall be deemed to have occurred if a Business Combination, as described above, is effected and a majority of the Incumbent Directors, through the adoption of a Board resolution, determines that, in substance, no Change in Control has occurred.

•	In addition, for purposes of the McNabb Employment Agreement, as modified by the 2006 McNabb Letter Agreement, no “Change in Control” shall be deemed to have occurred upon any sole or other disposition of Futurestep.

•	“Good Reason” means, if without the executive’s prior written consent:

•	the Company materially reduces executive’s duties or responsibilities or assigns him duties which are materially inconsistent with his duties or which materially impair his ability to function in his position;

•	the Company fails to satisfy its compensation obligations under the executive’s employment agreement or materially reduces any employee benefit or perquisite enjoyed by him (in each case, other than as part of an across-the-board reduction applicable to all executive officers of the Company);

•	the Company fails to perform or breaches its obligations under any other material provision of the executive’s employment agreement and fails to cure such failure or breach within the period required by the executive’s employment agreement;

•	the executive’s primary location of business is moved by the distance set forth in the executive’s employment agreement; or

•	the Company fails to obtain the assumption in writing of its obligation to perform the agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction; provided, however, that Mr. McNabb shall not be deemed to have “Good Reason” if, following any sale or other disposition of Futurestep, Mr. McNabb is no longer Chief Executive Officer of Futurestep and his title is changed to Senior Vice President of the Company.

Fiscal 2009 Compensation of Directors

The compensation of directors, including all incentive, restricted stock and stock option awards, for fiscal 2009 is set forth in the table below.

						Change in
						Pension Value
						and
	Fees Earned				Non-Equity	Nonqualified
	or Paid in		Stock	Option	Incentive Plan	Deferred	All Other
	Cash		Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)		($)(1)	($)	($)	Earnings	($)	($)

James Barlett	70,000		60,000	0	0	0	0	130,000
Frank Cahouet	0		21,851	0	0	0	0	21,851
Patti Hart	115,000		60,000	0	0	0	0	175,000
Debra Perry	60,000		60,000	0	0	0	0	120,000
Edward Miller	60,000	(2)	60,000	0	0	0	0	120,000
Ihno Schneevoigt	60,000		60,000	0	0	0	0	120,000
Gerhard Schulmeyer	60,000		60,000	0	0	0	0	120,000
Kenneth Whipple	68,000		60,000	0	0	0	0	128,000
Harry You	60,000		60,000	0	0	0	0	120,000

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the year ended April 30, 2009 in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004). The assumptions used to calculate the valuation of the awards are set forth in Note 4 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended April 30, 2009. As of April 30, 2009, the aggregate number of outstanding restricted stock units held by each director was as follows: 0 for Mr. Cahouet, 7,130 for Mr. Miller and 3,560 for all other non-employee directors. The grant date fair value of the restricted stock units granted to each non-employee director and calculated pursuant Statement of Financial Accounting Standards No. 123 (Revised 2004) was $120,069 for Mr. Miller and $59,950 for every other non-employee director (Mr. Cahouet did not receive a grant for fiscal 2009).

(2)	Mr. Miller elected to receive his annual retainer ($60,000) in restricted stock units. He received a total of 7,130 restricted stock units in fiscal 2009, 3,560 restricted stock units representing his annual equity grant, and 3,570 restricted stock units representing his annual retainer.

Directors who are also employees or officers do not receive any additional compensation for their service on the Board. The non-employee director compensation program provides for an annual equity award of restricted stock units with a value of approximately $60,000 to be awarded on the date of each annual meeting of stockholders. The number of units subject to such award is determined by dividing $60,000 by the closing price of the Company’s common stock on the date of such annual meeting of stockholders (rounded to the nearest ten units). Additionally, non-employee directors receive each year $60,000 either in cash or in restricted stock units on the date of each annual meeting of stockholders. In addition, the Audit Committee chair receives $10,000 in cash annually, the Compensation and Personnel Committee chair receives $8,000 in cash annually, and the Nominating and Corporate Governance Committee chair receives $5,000 in cash annually. The Lead Director also received cash compensation of $50,000 annually. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their duties as directors.

Equity Compensation Plan Information

(c)
Number of
Securities
	(a)		Remaining Available
	Number of		for Future Issuance
	Securities to be	(b)	under Equity
	Issued upon	Weighted-Average	Compensation Plan
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in Column
Plan Category	and Rights	and Rights	(a))

Equity compensation plans approved by securityholders	3,113,108	$14.83	2,018,497
Equity compensation plans not approved by securityholders	—	—	—

Total	3,113,108	$14.83	2,018,497

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of July 27, 2009, the beneficial ownership of common stock of the Company of each director and each nominee for director, each named executive officer, and the holdings of all directors, nominees and executive officers as a group. The following table also sets forth the names of those persons known to us to be beneficial owners of more than 5% of the Company’s common stock. Unless otherwise indicated, the mailing address for each person named is c/o Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067.

	Amount Beneficially
	Owned and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership(1)		Class(1)

Paul C. Reilly	283,325	(2)	*
James E. Barlett	40,244	(3)	*
Patti S. Hart	42,056	(4)	*
Edward D. Miller	57,682	(5)	*
Debra Perry	5,782		*
Ihno Schneevoigt	24,313	(6)	*
Gerhard Schulmeyer	33,261	(7)	*
Kenneth Whipple	29,918	(8)	*
Harry L. You	25,242	(9)	*
Denise Kingsmill	0		*
George Shaheen	0		*
Gary D. Burnison	329,699	(10)	*
Stephen J. Giusto	28,469		*
Robert H. McNabb	88,185	(11)	*
Ana Dutra	108,647		*
All directors and executive officers as a group (14 persons)	785,002	(12)	1.71%
Royce & Associates, LLC	5,765,311	(13)	12.63%
1414 Avenue of the Americas, New York, NY 10019
T. Rowe Price Associates, Inc.	4,487,900	(14)	9.83%
100 E. Pratt Street, Baltimore, MD 21202
Fiduciary Management, Inc.	2,730,780	(15)	5.98%
100 East Wisconsin Ave., Suite 2200 Milwaukee, WI 53202
Kornitzer Capital Management, Inc.	2,511,741	(16)	5.50%
5420 West 61st Place Shawnee Mission, KS 66205
Artisan Partners Limited Partnership	2,377,200	(17)	5.21%
875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202
Barclay Global Investors, NA	2,903,377	(18)	6.36%
400 Howard Street San Francisco, CA 94105
Barrow, Hanley, Mewhinney & Strauss, Inc.	2,643,170	(19)	5.79%
2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761

*	Designates ownership of less than 1% of the Company’s outstanding common stock.

(1)	Applicable percentage of ownership is based upon 45,652,542 shares of common stock outstanding as of July 27, 2009, and the relevant number of shares of common stock issuable upon exercise of stock options or other awards which are exercisable or have vested or will be exercisable or will vest within 60 days of July 27, 2009. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Except as otherwise indicated below, to our knowledge, all persons listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

(2)	Holding includes 242,370 shares of common stock which Mr. Reilly has the right to acquire beneficial ownership of within 60 days of July 27, 2009 through the exercise of options granted under the Performance Award Plan.

(3)	Holding includes 31,820 shares of common stock which Mr. Barlett has the right to acquire beneficial ownership of within 60 days of July 27, 2009 through the exercise of options granted under the Performance Award Plan.

(4)	Holding includes 33,632 shares of common stock which Ms. Hart has the right to acquire beneficial ownership of within 60 days of July 27, 2009 through the exercise of options granted under the Performance Award Plan.

(5)	Holding includes 31,193 shares of common stock which Mr. Miller has the right to acquire beneficial ownership of within 60 days of July 27, 2009 through the exercise of options granted under the Performance Award Plan.

(6)	Holding includes 15,889 shares of common stock which Mr. Schneevoigt has the right to acquire beneficial ownership of within 60 days of July 27, 2009 through the exercise of options granted under the Performance Award Plan.

(7)	Holding includes 20,837 shares of common stock which Mr. Schulmeyer has the right to acquire beneficial ownership of within 60 days of July 27, 2009 through the exercise of options granted under the Performance Award Plan.

(8)	Holding includes 18,199 shares of common stock which Mr. Whipple has the right to acquire beneficial ownership of within 60 days of July 27, 2009 through the exercise of options granted under the Performance Award Plan.

(9)	Holding includes 13,523 shares of common stock which Mr. You has the right to acquire beneficial ownership of within 60 days of July 27, 2009 through the exercise of options granted under the Performance Award Plan.

(10)	Holding includes 21,760 shares of common stock which Mr. Burnison has the right to acquire beneficial ownership of within 60 days of July 27, 2009 through the exercise of options granted under the Performance Award Plan.

(11)	Holding includes 11,953 shares of common stock which Mr. McNabb has the right to acquire beneficial ownership of within 60 days of July 27, 2009 through the exercise of options granted under the Performance Award Plan.

(12)	Total holding as a group includes 198,806 shares of common stock which the group has the right to acquire beneficial ownership of within 60 days of July 27, 2009 through the exercise of options granted under the Performance Award Plan.

(13)	This information was obtained from a Schedule 13G/A filed by Royce & Associates, LLC on January 26, 2009 with the SEC.

(14)	This information was obtained from a Schedule 13G/A filed jointly by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price New Horizon Fund, Inc. (“Price Fund”) on January 9, 2009 with the SEC, which indicates that (1) Price Associates has sole voting power with respect to 1,473,800 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 4,487,900 shares and shared dispositive power with respect to 0 shares; and (2) Price Fund has sole voting power with respect to 3,000,000 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 0 shares.

(15)	This information was obtained from a Schedule 13G/A filed by Fiduciary Management, Inc. (“Fiduciary”) on February 6, 2009 with the SEC, which indicates that Fiduciary has sole voting and dispositive power with respect to 2,718,180 shares and shared voting and dispositive power with respect to 12,600 shares.

(16)	This information was obtained from a Schedule 13G filed by Kornitzer Capital Management, Inc. (“KCM”) on January 9, 2009 with the SEC, which indicates that KCM has sole voting power with respect to 2,511,741 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 2,415,466 shares and shared dispositive power with respect to 96,275 shares.

(17)	This information was obtained from a Schedule 13G filed jointly by Artisan Partners Limited Partnership, Artisan Investment Corporation, ZFIC, Inc., Andrew A. Zielger and Carlene M Ziegler (collectively, “Artisan”) on February 13, 2009 with the SEC, which indicates that Artisan has sole voting power with respect to 0 shares, shared voting power with respect to an aggregate of 2,179,600 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to an aggregate of 2,377,200 shares.

(18)	This information was obtained from a Schedule 13G filed jointly by Barclay Global Investors, NA, Barclay Global Fund Advisors, Barclay Global Investors, Ltd, Barclay Global Investors Japan Limited, Barclay Global Investors Canada Limited, Barclay Global Investors Australia Limited, and Barclay Global Investors (Deutschland) AG (collectively, “Barclay Global”), on February 5, 2009 with the SEC, which indicates that Barclay Global has sole voting power with respect to an aggregate of 2,445,542 shares, shared voting power with respect to 0 shares, sole dispostive power with respect to an aggregate of 2,903,377 shares and shared dispositive power with respect to 0 shares.

(19)	This information was obtained from a Schedule 13G/A filed by Barrow, Hanley, Mewhinney & Strauss, Inc. (“BHMS”) on February 12, 2009 with the SEC, which indicates that BHMS has sole voting power with respect to 1,189,210 shares, shared voting power with respect to 1,453,960 shares, sole dispositive power with respect to 2,643,170 shares and shared dispositive power with respect to 0 shares.

AUDIT COMMITTEE MATTERS

Fees Paid to Ernst & Young LLP

The following table sets forth fees for services Ernst & Young LLP provided during fiscal 2008 and 2009. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approve process:

	2009	2008

Audit fees(1)	$1,703,206	$1,599,870
Audit-related fees(2)	34,000	24,161
Tax fees(3)	462,842	349,102
All other fees	0	0

Total	$2,200,048	$1,973,133

(1)	Represents fees for audit services, including fees associated with the annual audit, the reviews of the Company’s quarterly financial statements, statutory audits required internationally, for attestation services related to compliance with Section 404 of the Sarbanes-Oxley Act and statutory audits required by governmental agencies for regulatory, legislative and financial reporting requirements.

(2)	Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm that are not included in Audit Fees, fees for employee benefits plan audit, due diligence related to mergers and acquisitions, internal control reviews and consultation concerning financial accounting and reporting standards not classified as Audit Fees.

(3)	Represents fees for tax compliance, planning and advice. These services included tax return compliance.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to help assure that they do not impair the registered public accounting firm’s independence from the Company. The Audit Committee may either approve the engagement of the independent registered public accounting firm to provide services or pre-approve services to be provided on a case by case basis. The Audit Committee believes the combination of these two approaches will result in an effective and efficient procedure to pre-approve services performed by the independent registered public accounting firm. The Audit Committee will also consider whether the independent registered public accounting firms is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is determinative. The Audit Committee requires the rotation of its independent registered public accounting firm’s audit partners as required by the Sarbanes-Oxley Act and the related rules of the SEC.

All requests or applications for Ernst & Young LLP services are submitted to the Internal Audit Director and include a detailed description of services to be rendered. The detailed descriptions are then reviewed against a list of approved services, re-confirmed with the Vice President of Finance and sent to the Audit Committee for final approval. All requests or applications for Ernst & Young LLP services receive approval from the Internal Audit Director and the Vice President of Finance, prior to the Audit Committee’s review and approval.

Report of the Audit Committee

The Audit Committee is comprised of three outside directors, all of whom are “independent” under the applicable listing standards of the NYSE and the applicable rules of the SEC. The Audit Committee is governed by a written charter, as amended and restated, which has been adopted by the Board. A copy of the current Audit Committee charter is available on the Company’s website at www.kornferry.com in the Corporate Governance section of the Media/Investors webpage.

Management of the Company is responsible for the preparation, presentation, and integrity of the consolidated financial statements, maintaining a system of internal controls and having appropriate accounting and financial reporting principles and policies. The independent registered public accounting firm is responsible for planning and carrying out an audit of the consolidated financial statements and an audit of internal control over financial reporting in accordance with the rules of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to the consolidated financial statements conformity with accounting principles generally accepted in the United States and as to internal control over financial reporting. The Audit Committee monitors and oversees these processes and is responsible for selecting and overseeing the Company’s independent auditor.

As part of the oversight process, the Audit Committee met 8 times during fiscal 2009. Throughout the year, the Audit Committee met with the Company’s independent registered public accounting firm, management and internal auditor, both together and separately in closed sessions. In the course of fulfilling its responsibilities, the Audit Committee did, among other things, the following:

•	reviewed and discussed with management and the independent registered public accounting firm the Company’s consolidated financial statements for the fiscal year ended April 30, 2009 and the quarters ended July 31, 2008, October 31, 2008 and January 31, 2009;

•	reviewed management’s representations that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles and present fairly the results of operations and financial position of the Company;

•	discussed with the independent registered public accounting firm the matters required by Statement of Auditing Standards No. 61, as amended;

•	received the written disclosures and letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence;

•	considered whether the provision of non-audit services by the registered public accounting firm to the Company is compatible with maintaining the registered public accounting firm’s independence; and

•	reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal controls over financial reporting as of April 30, 2009, which it made using the criteria set forth by the Committee of Sponsoring Organization of the Treadway Commission in Internal Control-Integrated Framework. The Audit Committee has reviewed and discussed with the Company’s independent registered public accounting firm its review and report on the Company’s internal control over financial reporting.

Based on the foregoing review and discussions described in this report, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Form 10-K for the fiscal year ended April 30, 2009 for filing with the SEC.

Audit Committee

James E. Barlett (Chair)
Patti Hart
Debra Perry

OTHER MATTERS

Certain Relationships and Related Transactions

Notwithstanding the employment agreements described in this Proxy Statement, since May 1, 2008 the Company has not entered into or proposed to enter into any transaction with any executive officer, director or director nominee, beneficial owner of more than five percent of the Company’s common stock, or any immediate family member of any of the foregoing.

Related Person Transaction Approval Policy

In June 2009, the Board adopted an amended and restated policy for the review and approval of all transactions with related persons, pursuant to which the Audit Committee must review the material facts of, and either approve or disapprove of the Company’s entry into, any transaction, arrangement or relationship or any series thereof in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company or any of its subsidiaries is a participant, and (3) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or less than ten percent beneficial owner of another entity). For purposes of this policy, a “related person” is any person who is or was since the beginning of the Company’s most recently completed fiscal year an executive officer, director or director nominee of the Company, any beneficial owner of more than five percent of the Company’s common stock, or any immediate family member of any of the foregoing. The Audit Committee has reviewed and pre-approved the entry into certain types of related person transactions, including without limitation the employment of executive officers and director compensation. In addition, the Board has delegated to the chair of the Audit Committee the authority to pre-approve or ratify any transaction with a related person in which the aggregate amount involved is less than $1,000,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, officers and greater than ten percent beneficial owners to file reports of ownership and changes in ownership of their equity securities of the Company with the SEC and to furnish the Company with copies of such reports. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company and the representations of reporting persons, all of the filings by the Company’s directors, officers and beneficial owners of more than ten percent of a class of equity securities were filed on a timely basis during fiscal 2009 with the exception of one Form 4 filed by Mr. Giusto on November 12, 2008, which did not timely report a withholding of 2,026 shares to satisfy the tax withholding obligations of the Company with respect to the vesting of 5,667 shares of restricted stock on November 3, 2008.

Annual Report to Stockholders

Enclosed with this Proxy Statement is the Company’s Annual Report to Stockholders for fiscal 2009, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2009 (“Form 10-K”) (excluding the exhibits thereto). The Annual Report to Stockholders is enclosed for the convenience of stockholders and should not be viewed as part of the proxy solicitation materials. If any person who was a beneficial owner of the common stock of the Company on July 27, 2009 desires additional information, a complete copy of the Company’s Form 10-K, including the exhibits thereto, will be furnished without charge upon written request. The request should identify the requesting person as a stockholder as of July 27, 2009 and should be directed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. The Company’s Form 10-K, including the exhibits thereto, is also available through the SEC’s web site at http://www.sec.gov.

Communications with Directors

Any stockholder or other party interested in communicating with members of the Board, any of its committees, the independent directors as a group or any of the independent directors may send written communications to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. Communications received in writing are forwarded to the Board, committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Submission of Stockholder Proposals for Consideration at the 2010 Annual Meeting

If a stockholder wishes to submit a proposal for consideration at the 2010 Annual Meeting of Stockholders pursuant to Rule 14a-8(e) under the Exchange Act, and wants that proposal to appear in the Company’s proxy statement and form of proxy for that meeting, the proposal must be submitted in writing to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary, no later than April 9, 2010. Each notice of any stockholder proposal must comply with the Exchange Act, the rules and regulations thereunder, and the Company’s bylaws as in effect at the time of such notice. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s Proxy Statement and form of proxy.

The Company’s bylaws also establish an advance notice procedure with regard to nominating persons for election to the Board and proposals of other business that are not submitted for inclusion in the Proxy Statement and form of proxy but that a stockholder instead wishes to present directly at an annual meeting of stockholders. If a stockholder wishes to submit a nominee or other business for consideration at the 2010 Annual Meeting of Stockholders without including that nominee or proposal in the Company’s Proxy Statement and form of proxy, the Company’s bylaws require, among other things, that the stockholder submission contain certain information concerning the nominee or other business, as the case may be, and other information specified in the Company’s bylaws, and that the stockholder provide the Company with written notice of such nominee or business no later than the close of business on June 12, 2010 nor earlier than the close of business on May 13, 2010, provided however, that in the event that the date of the 2010 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after the anniversary date of the 2009 Annual Meeting of Stockholders, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the 2010 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. If the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming the nominees for the additional directorships by June 2, 2010, a stockholder’s notice will be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. A stockholder notice should be sent to the Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. Proposals or nominations not meeting the advance notice requirements in the Company’s bylaws will not be entertained at the 2010 Annual Meeting of Stockholders. A copy of the full text of the relevant bylaw provisions may be obtained from the Company’s filing with the SEC or by writing our Corporate Secretary at the address identified above.

Stockholders Sharing an Address

The Company will deliver only one Annual Report to Stockholders and Proxy Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will undertake to deliver promptly, upon written or oral request, a separate copy of the Annual Report to Stockholders and/or Proxy Statement to a stockholder at a shared address to which a single copy of the Annual Report to Stockholders and Proxy Statement are delivered. A stockholder can notify the Company either in writing or by phone that the stockholder wishes to receive a separate copy of the Annual Report to Stockholders and/or Proxy Statement, or stockholders sharing an address can request delivery of a single copy of the Annual Report to Stockholders and/or Proxy Statement if they are receiving multiple copies, by contacting the Company at Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary or at (310) 552-1834.

By Order of the Board of Directors,

Peter L. Dunn
Corporate Secretary and General Counsel

August 7, 2009

Appendix A

KORN/FERRY INTERNATIONAL
AMENDED AND RESTATED 2008 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of the Amended and Restated Korn/Ferry International 2008 Stock Incentive Plan (the “Plan”) is to advance the interests of the Korn/Ferry International (the “Company”) by stimulating the efforts of employees, officers, non-employee directors and other service providers, in each case who are selected to be participants, by heightening the desire of such persons to continue working toward and contributing to the success and progress of the Company. The Plan supersedes the Company’s Performance Award Plan with respect to future awards, and provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator.

2.	Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Administrator” means the Administrator of the Plan in accordance with Section 18.

(b) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(c) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(d) “Board” means the board of directors of the Company.

(e) “Cause” means (unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement) a termination of service, based upon a finding by the Company, acting in good faith and based on its reasonable belief at the time, that the Participant: (1) is or has been dishonest, incompetent, or negligent in the discharge of his or her duties to the Company; or has refused to perform stated or assigned duties; (2) has committed a theft or embezzlement, or a breach of confidentiality or unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information, or a breach of fiduciary duty involving personal profit, or a willful or negligent violation of any law, rule or regulation or of Company rules or policy, in any material respect; or has been convicted of a felony or misdemeanor (other than minor traffic violations or similar offenses); (3) has materially breached any of the provisions of any agreement with the Company or a parent corporation; or (4) has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of the Company; or (5) has induced a customer to break or terminate any contract with the Company or an affiliate; or has induced any principal for whom the Company (or an affiliate) acts as agent to terminate such agency relationship. A termination for Cause shall be deemed to occur (subject to reinstatement upon a contrary final determination by the Administrator) on the date when the Company first delivers notice to the Participant of a finding of termination for Cause and shall be final in all respects on the date following the opportunity to be heard and written notice to the Participant that his or her service is terminated.

(f) “Change in Control” means any of the following:

(1) An acquisition by any Person (excluding one or more Excluded Persons) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) or a pecuniary interest in (either comprising “ownership of”) more than 50% of the Common Stock or voting securities entitled to then vote generally in the election of directors of the Company (“Voting Stock”), after giving effect to any new issue in the case of an acquisition from the Company; or

(2) Consummation of a merger, consolidation, or reorganization of the Company or of a sale or other disposition of all or substantially all of the Company’s consolidated assets as an entirety (collectively, a “Business Combination”), other than a Business Combination (A) in which all or substantially all of the holders of Voting Stock hold or receive directly or indirectly 50% or more of the voting stock of the entity resulting from the Business Combination (or a parent company), and (B) after which no Person (other than any one or more of the Excluded Persons) owns more than 50% of the voting stock of the resulting entity (or a parent company) who did not own directly or indirectly at least that amount of Voting Stock immediately before the Business Combination, and (C) after which one or more Excluded Persons own an aggregate number of shares of the voting stock at least equal to the aggregate number of shares of voting stock owned by any other Person who is not an Excluded Person (except for any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act), if any, and who owns more than 50% of the voting stock.

(3) Approval by the Board and (if required by law) by shareholders of the Company of a plan to consummate the dissolution or complete liquidation of the Company; or

(4) During any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new director (other than a director designated by a person who has entered into an agreement or arrangement with the Company to effect a transaction described in clause (1) or (2) of this definition) whose appointment, election, or nomination for election was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

For purposes of determining whether a Change in Control has occurred, a transaction includes all transactions in a series of related transactions.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(h) “Common Stock” means the Company’s common stock, par value $0.01, subject to adjustment as provided in Section 12.

(i) “Company” means Korn/Ferry International, a Delaware corporation.

(j) “Detrimental Activity” with respect to a Participant means that such Participant:

(1) has directly or indirectly engaged in any business for his or her own account that competes with the business of any entity within the Company Group (“Company Group” means the Company, the Subsidiaries, and any affiliate of the Company or a Subsidiary) (a business in competition with any entity within the Company Group includes, without limitation, any business in an industry which any business in the Company Group may conduct business from time to time and any business in an industry which any entity within the Company Group has specific plans to enter in the future and as to which the Participant is aware of such planning); or

(2) has committed or engaged in an unauthorized disclosure or use of inside information, trade secrets or other confidential information, or an unauthorized use of trade names, trademarks, or other proprietary business designations owned or used in connection with the business of any entity within the Company Group; has failed to timely return to the Company in accordance with Company policy all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of any entity within the Company Group; or

(3) has entered the employ of, renders services to, or has acquired a financial interest in any person engaged in any business that competes with the business of any entity within the Company Group; has acted intentionally in a manner injurious to the reputation, business or assets of, any entity within the

Company Group; has interfered with business relationships (whether formed before or after the date hereof) between the Company, any Subsidiary, any of their respective affiliates, and any customers, suppliers, officers, employees, partners, members or investors; has influenced or attempted to influence a vendor or customer of any entity within the Company Group, either directly or indirectly, to divert their business away from the Company Group, induced a principal for whom an entity within the Company Group acts as agent to terminate such agency relationship, or induced an employee of any entity within the Company Group who earned $25,000 or more on an annualized basis during the last six months of his or her employment to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of any entity within the Company Group.

(k) “Disability” shall mean a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months by reason of which the Participant is unable to engage in any substantial gainful activity.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(m) “Excluded Person” means (1) the Company or any Subsidiary; (2) any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act); (3) any employee benefit plan of the Company; or (4) any affiliates (within the meaning of the Exchange Act), successors, or heirs, descendants or members of the immediate families of the individuals identified in part (2) of this definition.

(n) “Fair Market Value” means, as of any date, the closing price per share at which the Shares are sold in the regular way on the New York Stock Exchange or, if no Shares are traded on the New York Stock Exchange on the date in question, then for the next preceding date for which Shares are traded on the New York Stock Exchange.

(o) “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(p) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(q) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

(r) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(s) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(t) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

(u) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria established pursuant to Section 13.

(v) “Person” means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a governmental entity and a “person” as that term is used under Section 13(d) or 14 (d) of the Exchange Act.

(w) “Plan” means the Amended and Restated Korn/Ferry International 2008 Stock Incentive Plan as set forth herein and as amended from time to time.

(x) “Prior Plan” means the Company’s Performance Award Plan.

(y) “Qualifying Performance Criteria” has the meaning set forth in Section 13(b).

(z) “Restatement Effective Date” has the meaning set forth in Section 4.

(aa) “Restricted Stock” means Shares granted pursuant to Section 8 of the Plan.

(bb) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.

(cc) “Share” means a share of the Common Stock, subject to adjustment as provided in Section 12.

(dd) “Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the market price of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(ee) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(ff) “Termination of Employment” means ceasing to serve as a full-time employee of the Company and its Subsidiaries or, with respect to a Nonemployee Director or other service provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to Section 6(d), that an approved leave of absence or approved employment on a less than full-time basis is not considered a Termination of Employment, (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a Termination of Employment, (iii) service as a member of the Board or other service provider shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant’s Options, and the Administrator’s decision shall be final and binding.

3.	Eligibility

Any person who is a current or prospective officer or employee of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. In addition, Nonemployee Directors and any other service providers who have been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for the grant of Awards hereunder as determined by the Administrator. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Administrator. For purposes of this Plan, the Chairman of the Board’s status as an employee shall be determined by the Administrator.

4.	Effective Date and Termination of Plan

This Plan was originally adopted by the Board as of August 22, 2008, and became effective when it was approved by the Company’s stockholders on September 23, 2008. This amendment and restatement of the Plan was adopted by the Board of Directors of the Company on July 16, 2009 and it will become effective (the “Restatement Effective Date”), when it is approved by the Company’s stockholders. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the stockholders prior to the first anniversary date of the Restatement Effective Date of the Plan, by the affirmative vote of the holders of a majority of the outstanding Shares of the Company present, or represented by proxy, and entitled to vote, at a meeting of the Company’s stockholders or by written consent in accordance with the laws of the State of Delaware; provided that if such approval by the stockholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Restatement Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect. The Plan as amended and restated hereunder shall apply to Awards granted on or after the Restatement Effective Date. Except as specifically provided for herein, the provisions of the Plan in existence prior to this amendment and restatement shall continue to govern Awards granted prior to the Restatement Effective Date.

5.	Shares Subject to the Plan and to Awards

(a) Aggregate Limits.  The aggregate number of Shares issuable pursuant to all Awards on and after the Restatement Effective Date shall not exceed 3,980,000, plus any Shares subject to outstanding awards under the Prior Plan as of August 8, 2008 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares); provided that (i) any Shares granted under Options or Stock Appreciation Rights shall be counted against this limit on a one-for-one basis; (ii) for Shares granted prior to the Restatement Effective Date, any Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 1.8 Shares for every one (1) Share subject to such Award; and (iii) for Shares granted on or after the Restatement Effective Date, any Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 1.5 Shares for every one (1) Share subject to such Award. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 12. The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Shares.  For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares used to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related an Award, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan.

(c) Tax Code Limits.  The aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 500,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 7). The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 3,980,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum cash amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed $5,000,000.

(d) Director Awards.  The aggregate number of Shares subject to Options and Stock Appreciation Rights granted under this Plan during any calendar year to any one Nonemployee Director shall not exceed 50,000, and the aggregate number of Shares issued or issuable under all Awards granted under this Plan other than Options or Stock Appreciation Rights during any calendar year to any one Nonemployee Director shall not exceed 25,000; provided, however, that in the calendar year in which a Nonemployee Director first joins the Board of Directors or is first designated as Chairman of the Board of Directors or Lead Director, the maximum number of shares subject to Awards granted to the Participant may be up to two hundred percent (200%) of the number of shares set forth in the foregoing limits and the foregoing limits shall not count any tandem SARs (as defined in Section 7).

(e) Assumed Awards of Acquired Corporations.  In the event that the Company acquires another corporation and assumes outstanding equity awards of such acquired corporation, the number of Shares authorized for issuance under this Plan shall be increased to the extent necessary to satisfy such assumed equity awards (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) and such Shares shall not reduce the Shares otherwise authorized for issuance under the Plan.

(f) Awards of Acquired Corporations.  In the event that a corporation acquired by the Company, or with which the Company combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees, directors or consultants of the Company immediately before such acquisition or combination.

6.	Options

(a) Option Awards.  Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to Option hereunder until said Shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price.  The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the Fair Market Value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares deliverable upon exercise.

(c) No Repricing without Stockholder Approval.  Other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of an Option may not be reduced without stockholder approval (including canceling previously awarded Options in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Award).

(d) Provisions Applicable to Options.  The date on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence is not a Termination of Employment, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e) Term of Options and Termination of Employment:  The Administrator shall establish the term of each Option, which in no case shall exceed a period of seven (7) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the termination of the

Participant’s employment, his or her rights to exercise an Option then held shall be only as follows, unless the Administrator specifies otherwise:

(1) Death.  Upon the death of a Participant while in the employ of the Company or any Subsidiary or while serving as a member of the Board, all of the Participant’s Options then held shall be exercisable by his or her estate, heir or beneficiary at any time during the one (1) year period commencing on the date of death. Any and all of the deceased Participant’s Options that are not exercised during the one (1) year commencing on the date of death shall terminate as of the end of such one (1) year period.

If a Participant should die within thirty (30) days of his or her Termination of Employment with the Company and its Subsidiaries, an Option shall be exercisable by his or her estate, heir or beneficiary at any time during the one (1) year period commencing on the date of termination, but only to the extent of the number of Shares as to which such Option was exercisable as of the date of such termination. Any and all of the deceased Participant’s Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period. A Participant’s estate shall mean his or her legal representative or other person who so acquires the right to exercise the Option by bequest or inheritance or by reason of the death of the Participant.

(2) Disability.  Upon Termination of Employment as a result of a Participant’s Disability, all of the Participant’s Options then held shall be exercisable during the one (1) year period commencing on the date of termination. Any and all Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period.

(3) Other Reasons.  Upon the date of a termination of a Participant’s employment for any reason other than those stated above in Sections 6(e)(1) and (e)(2) or as described in Section 15, (A) to the extent that any Option is not exercisable as of such termination date, such portion of the Option shall remain unexercisable and shall terminate as of such date, and (B) to the extent that any Option is exercisable as of such termination date, such portion of the Option shall expire on the earlier of (i) ninety (90) days following such date and (ii) the expiration date of such Option.

(f) Incentive Stock Options.  Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code).

7.	Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate.

Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of Stock Appreciation Rights may not be reduced without stockholder approval (including canceling previously awarded Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Award).

8.	Restricted Stock and Restricted Stock Units

(a) Restricted Stock and Restricted Stock Unit Awards.  Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Agreement.  Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c) Vesting and Performance Criteria.  The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Qualifying Performance Criteria. Up to 199,000 Shares shall be available for issuance to employee Participants as Awards having no minimum vesting period. The grant, issuance, retention, vesting and/or settlement of Shares under any Award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than twelve months, and the grant, issuance, retention, vesting and/or settlement of Shares under any Restricted Stock or Restricted Stock Unit Award that is based solely upon continued employment and/or the passage of time may not vest or be settled in full prior to the thirty-sixth month following its date of grant, but may be subject to pro-rata vesting over such period, except that the Administrator may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s retirement, death or disability or in connection with a Change in Control, and the Administrator may provide that any such restriction or limitation will not apply in the case of a Restricted Stock or Restricted Stock Unit Award that is issued in payment or settlement of compensation that has been earned by the Participant. In addition, the limitations set forth in the preceding sentence shall not apply to any Awards granted to Nonemployee Directors. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified when the Award is granted.

(d) Discretionary Adjustments and Limits.  Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance-based compensation,” notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

(e) Voting Rights.  Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f) Dividends and Distributions.  Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator.

9.	Incentive Bonuses

(a) General.  Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

(b) Incentive Bonus Document.  The terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(c) Performance Criteria.  The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 13(b)) selected by the Administrator and specified at the time the Incentive Bonus is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(d) Timing and Form of Payment.  The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Administrator. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e) Discretionary Adjustments.  Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

10.	Deferral of Gains

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

11.	Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12.	Adjustment of and Changes in the Stock

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), stock split or a combination or consolidation of the outstanding Shares into a lesser number of shares, is declared with respect to the Shares, the authorization limits under Sections 5(a) and 5(c) shall be increased or decreased proportionately, and the Shares then subject to each Award shall be increased or decreased proportionately without any change in the aggregate purchase price therefor. In the event the Shares shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, whether through recapitalization, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or any other similar corporate transaction or event affects the Shares such that an equitable adjustment would be required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the authorization limits under Sections 5(a) and 5(c) shall be adjusted proportionately, and an equitable adjustment shall be made to each Share subject to an Award such that no dilution or enlargement of the benefits or potential benefits occurs. Each such Share then subject to each Award shall be adjusted to the number and class of shares into which each outstanding Share shall be so exchanged such that no dilution or enlargement of the benefits occurs, all without change in the aggregate purchase price for the Shares then subject to each Award. Action by the Administrator pursuant to this Section 12 may include adjustment to any or all of: (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards or be delivered under the Plan;

(ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards; (iii) the purchase price or exercise price of a Share under any outstanding Award or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments the Administrator determines to be equitable.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

13.	Qualifying Performance-Based Compensation

(a) General.  The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

(b) Qualifying Performance Criteria.  For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) market share, (xxi) product development or release schedules, (xxii) new product innovation, (xxiii) product cost reduction through advanced technology, (xxiv) brand recognition/acceptance, (xxv) product ship targets, (xxvi) cost reductions, customer service, (xxvii) customer satisfaction or (xxviii) the sales of assets or subsidiaries. To the extent consistent with Section 162(m) of the Code, the Administrator (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

14.	Transferability

Each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the Administrator, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 14, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

15.	Suspension or Termination of Awards

Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered or an award has vested) the Chief Executive Officer or any other person designated by the Administrator (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed any act constituting Cause for termination of employment or any Detrimental Activity, the Authorized Officer, Administrator or the Board may suspend the Participant’s rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive Shares in settlement of an Award pending a determination of whether such an act has been committed.

If the Administrator or an Authorized Officer determines a Participant has committed any act constituting Cause for termination of employment or any Detrimental Activity, then except as otherwise provided by the Administrator, (i) neither the Participant nor his or her estate nor transferee shall be entitled to exercise any Option or Stock Appreciation Right whatsoever, vest in or have the restrictions on an Award lapse, or otherwise receive payment of an Award, (ii) the Participant will forfeit all outstanding Awards and (iii) the Participant may be required, at the Administrator’s sole discretion, to return and/or repay to the Company any then unvested Shares previously issued under the Plan. In making such determination, the Administrator or an Authorized Officer shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Administrator or its designee or an opportunity to submit written comments, documents, information and arguments to be considered by the Administrator. Any dispute by a Participant or other person as to the determination of the Administrator shall be resolved pursuant to Section 23 of the Plan.

16.	Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the

Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

17.	Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until all such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election.

18.	Administration of the Plan

(a) Administrator of the Plan.  The Plan shall be administered by the Administrator who shall be the Compensation and Personnel Committee of the Board or, in the absence of a Compensation and Personnel Committee, the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance- based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Compensation and Personnel Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Compensation and Personnel Committee; and, provided further that such authorization shall not provide for the grant of Awards to officers or directors of the Company. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. The Compensation and Personnel Committee hereby designates the Secretary of the Company and the head of the Company’s human resource function to assist the Administrator in the administration of the Plan and execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Administrator or the Company. In addition, the Compensation and Personnel Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b) Powers of Administrator.  Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including a Change in Control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 12; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in if the Administrator, in good faith, determines that it is necessary to do so in light of extraordinary circumstances and for the benefit of the Company; (viii) to approve corrections in the documentation or administration of any Award; (ix) to require or permit Participant elections and/or consents under this Plan to be made by means of such electronic media as the Administrator may prescribe; and (x) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an Affiliate and, except as otherwise provided herein, adjust any of the terms of any Award. The Administrator may also (A) accelerate the date on which any Award granted under the Plan becomes exercisable or (B) accelerate the vesting date or waive or adjust any condition imposed hereunder with respect to the vesting or exercisability of an Award, provided that the Administrator, in good faith, determines that such acceleration, waiver or other adjustment is necessary or desirable in light of extraordinary circumstances. Notwithstanding anything in the Plan to the contrary, other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of an Option may not be reduced without stockholder approval (including canceling previously awarded Options in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Award without the approval of the Company’s stockholders).

(c) Determinations by the Administrator.  All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d) Subsidiary Awards.  In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

19.	Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Administrator may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 12, no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of Shares for which Awards may be granted under this Plan;

(b) reduce the price at which Options may be granted below the price provided for in Section 6(a);

(c) reduce the exercise price of outstanding Options;

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements; or

(g) increase the individual maximum limits in Sections 5(c) and (d).

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

20.	No Liability of Company

The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21.	Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

22.	Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23.	Arbitration of Disputes

In the event a Participant or other holder of an Award or person claiming a right under an Award or the Plan believes that a decision by the Administrator with respect to such person or Award was arbitrary or capricious, the person may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Participant or other Award holder has proven that the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision. Participants, Award holders and persons claiming rights under an Award or the Plan explicitly waive any right to judicial review.

Notice of demand for arbitration shall be made in writing to the Administrator within thirty (30) days after the applicable decision by the Administrator. The arbitrator shall be selected by those members of the Board who are neither members of the Compensation and Personnel Committee of the Board nor employees of the Company or any Subsidiary. If there are no such members of the Board, the arbitrator shall be selected by the Board. The arbitrator shall be an individual who is an attorney licensed to practice law in the jurisdiction in which the Company’s headquarters are then located. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. Each side shall bear its own fees and expenses, including its own attorney’s fees, and each side shall bear one half of the arbitrator’s fees and expenses. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

24.	No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

25.	Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the date of the
2009 Annual Meeting of Stockholders.

KORN/FERRY
INTERNATIONAL

INTERNET
http://www.proxyvoting.com/kfy
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

55706	▼ FOLD AND DETACH HERE ▼

This Proxy, when properly executed, will be voted in the manner directed by the stockholder. If no direction is given, this
Proxy will be voted “FOR” the election of all nominees as directors and “FOR” proposal 2 and proposal 3.
Please mark your votes as indicated in this example	☒

	FOR	WITHHOLD
	ALL	FOR ALL	*EXCEPTIONS

1. Election of three directors to serve on the Board of Directors until the 2012 Annual Meeting of Stockholders:	☐	☐	☐

01 Kenneth Whipple
02 Baroness Denise Kingsmill
03 George Shaheen

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

	FOR	AGAINST	ABSTAIN

2. An amendment and restatement of the Korn/Ferry International 2008 Stock Incentive/Plan (the “2008 Plan”) to, among other things, increase the number of shares of common stock that may be delivered pursuant to awards granted under the 2008 Plan by 2,360,000 shares; and
	☐	☐	☐

3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2010 fiscal year:	☐	☐	☐

IMPORTANT PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be
Held on September 10, 2009.
The Proxy Statement and Annual Report to Stockholders are available at:
http://ir.kornferry.com

▼ FOLD AND DETACH HERE ▼

PROXY FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders, to be held on September 10, 2009, and the related Proxy Statement and Korn/Ferry International’s Annual Report on Form 10-K for the fiscal year ended April 30, 2009, and hereby appoints Gary D. Burnison and Michael A. DiGregorio, and each of them the attorney(s), agent(s) and proxy(ies) of the undersigned, with full power of substitution, to vote all stock of Korn/Ferry International which the undersigned is entitled to vote, for the matters indicated on the reverse side of this proxy card in the manner designated on the reverse side, or if not indicated by the undersigned in their discretion, and to vote in their discretion with respect to such other matters (including matters incident to the conduct of the meeting) as may properly come before the meeting and all adjournments and postponements thereof.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE PROPOSALS.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

55706